EXHIBIT 10.42
CONFIDENTIAL
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT, AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
COLLABORATION AND LICENSE AGREEMENT
BETWEEN
ATHERSYS INC.,
ABT HOLDING COMPANY
AND
PFIZER INC.
DATED AS OF
December 18 2009

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COLLABORATION AND LICENSE AGREEMENT
Collaboration and License Agreement (this “Agreement”) dated as of December 18, 2009 between ATHERSYS, INC., an Ohio corporation with offices located at 3201 Carnegie Avenue, Cleveland, Ohio 44115 (“AI”), ABT HOLDING COMPANY, a Delaware corporation and having a offices located at 3201 Carnegie Avenue, Cleveland, Ohio 44115 (“ABT”), together referred to in this Agreement as (“ATHERSYS”) and PFIZER INC., a Delaware corporation with offices located at 235 East 42nd Street, New York, New York, 10017, U.S.A. (“PFIZER”).
WHEREAS, ATHERSYS owns or otherwise controls certain patents, patent applications, technology, know-how and scientific and technical information relating to MultiStem® stem cell technology;
WHEREAS, PFIZER has extensive experience and expertise in the development and commercialization of therapeutic agents and biological products and documented success in regulatory proceedings, and desires to collaborate with ATHERSYS in respect of the development of MultiStem Products (as defined below) for the Field (as defined below) and to acquire a license in the Territory (as defined below) to such patents, patent applications, technology, know-how and scientific and technical information on the terms of this Agreement; and
WHEREAS, ATHERSYS is a biopharmaceutical group that specialises in the development of stem cell technology for therapeutic products, including MultiStem® stem cell technology, to treat diseases and disorders and desires to collaborate with PFIZER in relation to the development of MultiStem Products and to grant licenses to PFIZER on the terms of this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein, ATHERSYS and PFIZER hereby agree as follows:
Section 1 DEFINITIONS
For purposes of this Agreement, the following definitions shall be applicable:
1.1 “Affiliate” means any entity directly or indirectly controlled by, controlling, or under common control with, a party to this Agreement, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means (a) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of at least 50% of the voting securities or other ownership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of an entity.
1.2 “Athersys Combination Product” means a MultiStem Product containing or co-administered (where the individual products/forms are intended for simultaneous or sequential administration) with an Athersys Compound(s).

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1.3 “Athersys Combination Product IPRs” means rights in (i) issued patents and pending provisional and non-provisional applications for patents, including, without limitation, any continuations, continuations-in-part or divisions directed to inventions disclosed therein; (ii) any re-examinations, reissues, renewals, substitutions or extensions of any patents; (iii) foreign counterparts or equivalents of any of the foregoing rights, (iv) inventions, discoveries, data, information, trade secrets, processes, methods, techniques, materials, technology, results or other know-how, whether or not patentable, (v) methods, devices or improvements for delivery or maintenance of a cell-based product and (vi) copyrights, software, source code and copyrightable works, in each case (i) through (vi) that are created, devised or arise out of the parties (or their Affiliates) undertaking and performing activities under the Research Program and where such rights are directed to an Athersys Combination Product.
1.4 “Athersys Compound” means small molecules, biological molecules and drug candidates and/or other pharmaceutical agent in respect of which ATHERSYS has exclusive rights (e.g. by ownership or license from a Third Party ) under relevant patents or patent applications at the time such Athersys Compound is introduced into the Research Program.
1.5 “Athersys Confidential Information” means all information about any element of Athersys Technology, Athersys Compounds or Athersys Combination Products, as well as any other information regarding the business and operations of ATHERSYS or any of its Affiliates, that is or has been disclosed (whether orally or in writing) by ATHERSYS to PFIZER or its Affiliates to the extent that such information is not (i) as of the date of disclosure to PFIZER, known to PFIZER or its Affiliates; or (ii) disclosed in published literature, or otherwise generally known to the public through no breach by PFIZER of this Agreement; or (iii) obtained by Pfizer or its Affiliates from a Third Party free from any obligation of confidentiality to ATHERSYS; or (iv) independently developed by PFIZER or its Affiliates without use of the Athersys Confidential Information.
1.6 “Athersys Device” means a device intended to assist the delivery, administration or release of a bio-pharmaceutical product in respect of which ATHERSYS has exclusive rights (e.g. by ownership or license from a Third Party ) under relevant patents or patent applications at the time such Athersys Device is introduced into the Research Program.
1.7 “Athersys Exclusive Patent Rights” shall have the meaning assigned to it in Section 11.1.
1.8 “Athersys Patent Rights” means all patents and patent applications, whether domestic or foreign, including all continuations, continuations-in-part, divisions, provisionals and renewals, and letters of patent granted with respect to any of the foregoing, patents of addition, supplementary protection certificates, registration or confirmation patents and all reissues, re-examination and extensions thereof, that are owned, co-owned by or licensed- to ATHERSYS or its Affiliates, with the right to licence or sub-licence, as of the Effective Date or at any time during the Term and that relate to MultiStem Products, including the Athersys Patent Rights listed in Schedule 1.8, and any patents that may issue from, or claim priority to or through, the applications listed in Schedule 1.8.
1.9 “Athersys Technology” means all materials, technology, data, technical and scientific information, standard operating procedures, specifications, know-how (including all know-how related to manufacturing of MultiStem Products), expertise and trade secrets that relate to or are used in connection with any MultiStem Products, Athersys Combination Products , including any intellectual property rights embodying any of the foregoing (other than Athersys Combination Product IPR) which are owned, co-owned by or licensed to ATHERSYS or its Affiliates, with the right to licence or sub-licence, as of the Effective Date or at any time during the Term, but excluding Athersys Patent Rights.

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1.10 “BLA” means Biologics License Application filed with the FDA in accordance with the FDCA with respect to a bio-pharmaceutical product or an analogous application or filing with any Regulatory Authority outside of the United States (including any supra-national agency such as the European Union) for the purpose of obtaining approval to market and sell a bio-pharmaceutical product in such jurisdiction.
1.11 “Business Day” means a day other than a Saturday, Sunday, or bank or other public holiday in New York, New York.
1.12 “Change of Control” means that any of the following occurs in respect of AI or ABT: (i) any entity becoming the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting securities of AI or ABT; (ii) the sale or other disposition of all or substantially all of the assets of AI or ABT; or (iii) a consolidation or merger of AI or ABT with any entity, other than a merger or consolidation which would result in the voting securities of AI or ABT outstanding immediately prior thereto continuing to represent at least fifty percent (50%) of the total voting power represented by the voting securities of AI or ABT outstanding immediately after such merger or consolidation.
1.13 “Clinical Development Candidate” means (a) a MultiStem Product or Combination Product that meets the criteria and has the characteristics that are necessary and desirable for the submission of an IND for use of such MultiStem Product(s) or Combination Product(s) for treatment, prevention or control of a Pilot or Major Indication, as advanced and recommended by the JSC or the Development & Regulatory Committee; or (b) a MultiStem Product or Combination Product that is or has been the subject of an IND for use of such MultiStem Product or Combination Product(s) in the treatment, prevention or control of a Pilot or Major Indication.
1.14 “Clinical Development Plan” means, for each Clinical Development Candidate, a detailed plan that sets forth the responsibilities of, and the activities to be conducted by, each of the parties in advancing each such Clinical Development Candidate to Regulatory Approval for a Pilot or Major Indication (including a detailed budget corresponding to each such plan). Each Clinical Development Plan shall be approved by the parties and upon such approval shall be subject to this Agreement.
1.15 “Clinical Development Program” means the clinical development activities conducted by (or to be conducted by) each party pursuant to a Clinical Development Plan.
1.16 “Combination Product” means a Pfizer Combination Product and/or an Athersys Combination Product.
1.17 “Commence” or “Commencement” when used with respect to a clinical study, means the first dosing of the first patient for such study.

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1.18 “Commercially Reasonable Efforts” means those efforts and resources consistent with the usual practice of PFIZER in pursuing the development or commercialization of its own pharmaceutical products that are of similar market potential as the Licensed Products, taking into account all relevant factors including product labelling or anticipated labelling, present and future market potential, past performance of Licensed Products and PFIZER’s own pharmaceutical products that are of similar market potential, financial return, medical and clinical considerations, present and future regulatory environment and competitive market conditions, all as measured by the facts and circumstances at the time such efforts are due. Without limitation to the generality and principles stated above, the following shall be treated as evidence that PFIZER has satisfied its obligations to use Commercially Reasonable Efforts: (i) receipt by ATHERSYS of applicable Event Milestone Payments, (ii) progressing development and commercialisation of Licensed Products in accordance with Research Plans, Clinical Development Plans (including regulatory plans) and plans for Launch; (iii) cooperation in relation to, funding or maintenance of Athersys Patent Rights pursuant to Section 11, and (iv) maintaining meaningful dialogue with Regulatory Authorities to progress any clinical or regulatory issues which have delayed or may delay Clinical Development Plans and/or Launch.
1.19 “Committee” means each of the JSC, Research Committee, Development & Regulatory Committee and/or Manufacturing Committee.
1.20 “Compound” means a Pfizer Compound and/or an Athersys Compound.
1.21 “Development & Regulatory Committee” shall have the meaning assigned to it in Section 5.2(b).
1.22 “Device” means an Athersys Device and/or a Pfizer Device.
1.23 “Effective Date” means December 18, 2009.
1.24 “Event Milestone Payments” means the amounts set forth in Section 9.1(a) opposite the respective Event Milestones.
1.25 “Extension” shall have the meaning assigned to it in Section 2.2.
1.26 “FDA” means the United States Food and Drug Administration or any successor agency thereto.
1.27 “FDCA” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.
1.28 “Field” means the Pilot Indication and the Major Indication.
1.29 “FTE Rate” means the amount per annum set out in Section 8.1 (or such other amount agreed by the parties), for the time of an employee to whom all required facilities, materials and equipment have been made available for performance of specific, technical or managerial work being a full time equivalent person (consisting of a total of not less than [*] per annum of work supporting the collaborative efforts and goals of the Research Plan); to be prorated on a daily basis if necessary (such per annum amount to be divided by [*] to produce the rate per whole day consisting of [*]).

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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1.30 “Governmental Authority” means any court, agency, department, authority or other instrumentality of any international, national, state, county, city or other political subdivision.
1.31 “IND” means an Investigational New Drug Application submitted under the FDCA; or an analogous application or filing with any analogous agency or Regulatory Authority outside of the United States under any analogous foreign Law for the purposes of obtaining permission to conduct human clinical studies.
1.32 “Indemnified Party” shall have the meaning assigned to it in Section 17.3.
1.33 “Indemnifying Party” shall have the meaning assigned to it in Section 17.3.
1.34 “Initial Research Term” shall have the meaning assigned to in Section 2.2.
1.35 “JSC” shall mean Joint Steering Committee and shall have the meaning given to it in Section 5.1.
1.36 “Key Role” shall mean each of the following roles in connection with the Research Program: [*].
1.37 “Launch” means the first shipment of a Licensed Product in commercial quantities for commercial sale by PFIZER, its Affiliates or its sublicensees to a Third Party in a country in the Territory after receipt by PFIZER of the first Regulatory Approval (and, in any country in which Price Approval is necessary or relevant for a majority of the population to obtain access to pharmaceutical products, Price Approval) for such Licensed Product in such country.
1.38 “Laws” means all laws, statutes, rules, regulations, orders, judgments and/or ordinances of any Governmental Authority.
1.39 “Licensed Product” means any bio-pharmaceutical product in all dosage forms and formulations, for administration through any delivery platform or mechanism, in each case that contains a MultiStem Product (including any Athersys Combination Product and any Pfizer Combination Product), the manufacture, sale, offer for sale, importation, or use of which [*].
1.40 “Losses” shall have the meaning assigned to it in Section 17.2.
1.41 “Major EU Countries” means the United Kingdom, Spain, Italy, France and Germany.
1.42 “Major Indication” means inflammatory bowel disease in humans, [*].
1.43 “Manufacturing Committee” shall have the meaning assigned to it in Section 5.2(c).

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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1.44 “Manufacturing Costs” means with respect to each Licensed Product, (a) if the Licensed Product is manufactured by a Third Party for ATHERSYS or PFIZER or their respective Affiliates, then the actual amount paid by ATHERSYS or PFIZER or their Affiliates) to such Third Party for the manufacture and supply of the Licensed Product and (b) if the Licensed Product is manufactured by ATHERSYS or PFIZER or their respective Affiliates, then all of the costs and expenses inclusive of any taxes (including applicable overhead costs and expenses, but excluding any clinical development costs) incurred or paid by ATHERSYS and its Affiliates (or PFIZER and its Affiliates if PFIZER has acquired manufacturing rights under this Agreement) with respect to the manufacturing of Licensed Products including, without limitation, the following costs to the extent such costs are actually incurred by the manufacturing party, accounted for in accordance with U.S. GAAP as consistently applied by the manufacturing party and attributable to the manufacture and supply of the Licensed Product : (i) all direct costs with respect to manufacturing and supply the Licensed Product, including all direct costs of raw materials, labor, license fees (if any), maintenance and repair of equipment used to manufacture the Licensed Product, storage and packaging and shipping costs and (ii) a reasonable allocation of indirect costs associated with such direct costs, not to exceed [*] percent ([*%]) thereof.
1.45 “Materials Transfer Agreement” means an agreement in the form set out in Schedule 1.45 pursuant to which the parties, or their Affiliates, shall or shall be deemed to have transferred biological materials or compounds (including MultiStem cells or Compounds) to each other pursuant to Section 2.9.
1.46 “MultiStem” means multipotent adult progenitor cells derived from bone marrow and expanded more than twenty doublings, as covered by the Athersys Patent Rights.
1.47 “MultiStem Products” means the following cells identified, developed, and/or intended for use in treatment of a disease or conditions in humans, however delivered: (a) MultiStem; (b) progeny or components of MultiStem; (c) derivatives of any of the foregoing (a) or (b); and (d) genetically-modified MultiStem; and including, without limitation, cells or tissues that are derived from any of the foregoing, as any of the foregoing cells might be at the time of treatment (i) in their native, undifferentiated state, (ii) in a partially or fully pre-differentiated state, (iii) primed for differentiation or specific biological activity (for example, through the introduction of a protein, peptide, gene, polynucleotide, small molecule or other active pharmaceutical ingredient), or (iv) in a modified form.
1.48 “NDA” means a New Drug Application filed with the FDA in accordance with the FDCA with respect to a pharmaceutical products or an analogous application or filing with any Regulatory Authority outside of the United States (including any supra-national agency such as the European Union) for the purpose of obtaining approval to market and sell a pharmaceutical product in such jurisdiction.
1.49 “Net Sales” means (a) with respect to a Licensed Product in the Field that is not a PFIZER Combination Product, the gross amount invoiced by PFIZER, its Affiliates and its sublicensees of such Licensed Product to Third Parties, less (i) bad debts related to such Licensed Product, (ii) sales returns and allowances actually paid, granted or accrued, including, trade, quantity and cash discounts and any other adjustments, including, those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions, adjustments arising

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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from consumer discount programs or other similar programs, (iii) customs or excise duties, sales tax, consumption tax, value added tax, and other taxes (except income taxes) or duties relating to sales, any payment in respect of sales to the United States government, any state government or any foreign government, or to any other Governmental Authority, or with respect to any government-subsidized program or managed care organization actually collected, and (iv) freight and insurance (to the extent that PFIZER or the Affiliates bears the cost of freight and insurance for a Licensed Product); and (b) with respect to a Combination Product, such percentage of the Net Sales of such Combination Product, as determined in accordance with clause (a) hereof - as the parties agree in good faith taking into account the relative value of any Pfizer Compound, Pfizer Device, Athersys Compound, and Athersys Device included in the Combination Product. Net Sales shall be determined from books and records maintained in accordance with generally acceptable accounting principles in the United States, as consistently applied by PFIZER with respect to sales of all its pharmaceutical products.
1.50 “Pfizer Combination Product” means a MultiStem Product containing or co-administered (where the individual products/forms are intended for simultaneous or sequential administration) with a Pfizer Compound(s).
1.51 “Pfizer Combination Product IPRs” means rights in (i) issued patents and pending provisional and non-provisional applications for patents, including, without limitation, any continuations, continuations-in-part or divisions directed to inventions disclosed therein; (ii) any re-examinations, reissues, renewals, substitutions or extensions of any patents; (iii) foreign counterparts or equivalents of any of the foregoing rights, (iv) inventions, discoveries, data, information, trade secrets, processes, methods, techniques, materials, technology, results or other know-how, whether or not patentable, (v) methods, devices or improvements for delivery or maintenance of a cell-based product, and (vi) copyrights, software, source code and copyrightable works ; in each case of (i) through (vi) that are created, devised or arise out of the parties (or their Affiliates) undertaking and performing activities under the Research Program and where such rights are directed to a Pfizer Combination Product.
1.52 “Pfizer Compound” means a small molecule, biological molecule and/or drug candidate and/or other pharmaceutical agent in respect of which PFIZER has exclusive rights (e.g. by ownership or licence from a Third Party under relevant patents and patent applications at the time such Pfizer Compound is introduced into the Research Program.
1.53 “Pfizer Confidential Information” means all information relating to Compounds or Licensed Products (including Pfizer Combination Products), as well as any other information regarding the business and operations of PFIZER, that is or has been disclosed (whether orally or in writing) by PFIZER to ATHERSYS or its Affiliates to the extent that such information is not (i) as of the date of disclosure known to ATHERSYS or its Affiliates; or (ii) disclosed in published literature, or otherwise generally known to the public through no breach by or ATHERSYS; of this Agreement or (iii) obtained by ATHERSYS or its Affiliates from a Third Party free from any obligation of confidentiality to PFIZER; or (iv) independently developed by ATHERSYS or its Affiliates without use of the Pfizer Confidential Information; or (v) in the reasonable opinion of legal counsel, required to be disclosed under Law; provided that, in the case of (v), ATHERSYS provides PFIZER prior notice (to the extent practicable) of such disclosure and agrees to cooperate, at the request and sole expense of PFIZER, with PFIZER’s efforts to preserve the confidentiality of such information.

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1.54 “Pfizer Device” means a device intended to assist the delivery, administration or release of a bio-pharmaceutical product in respect of which PFIZER has exclusive rights (e.g. by ownership or by licence from a Third Party with the right to sublicense) under relevant patents and patent applications at the time such Pfizer Device is introduced into the Research Program.
1.55 “Pfizer Quarter” means each of the four (4) calendar quarters of any calendar year.
1.56 “Pfizer Technology” means all materials, technology, data, technical and scientific information, know-how, expertise and trade secrets that relate to or are used in connection with any MultiStem Products, Pfizer Combination Products, including any intellectual property rights embodying any of the foregoing (other than Pfizer Combination Product IPRs) which are owned, co-owned by or licensed to PFIZER or its Affiliates, with the right to licence or sub-license as of the Effective Date or at any time during the Term.
1.57 “Pfizer Year” means the twelve (12) month period commencing on January 1 of any calendar year.
1.58 “Phase I Clinical Study” means a clinical study that is the first introduction into humans of a Licensed Product that is intended initially to evaluate the tolerance, safety and/or pharmacological effects at a potentially therapeutic dose level of a Clinical Development Candidate and advance the Clinical Development Candidate to Phase II or subsequent clinical study.
1.59 “Phase II Clinical Study” means a clinical study, other than a Phase III Clinical Study, that is intended to test the effectiveness of a Clinical Development Candidate for a specific indication in patients with the disease or condition under study.
1.60 “Phase II(b) Clinical Study” means a Phase II Clinical Study that is intended to establish the dosing regimen for use in a Phase III Clinical Study of a Clinical Development Candidate for a specific indication.
1.61 “Phase III Clinical Study” means a clinical study intended to meet the requirements for approval of an NDA, BLA or equivalent, for a Licensed Product.
1.62 “Pilot Indication” means ulcerative colitis [*].
1.63 “Price Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).
1.64 “Redacted Agreement” shall have the meaning assigned to it in Section 12.4.
1.65 “Regulatory Approval” means with respect to any jurisdiction, any and all approvals, or authorizations (other than Price Approvals) (e.g. BLA, INDs, NDAs) that are necessary for the commercial manufacture, distribution, use, marketing or sale of a bio-pharmaceutical product in such jurisdiction.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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1.66 “Regulatory Authority” means, with respect to any jurisdiction, the Governmental Authority having responsibility for granting Regulatory Approvals in such country or jurisdiction.
1.67 “Research Committee” shall have the meaning assigned to it in Section 5.2(a).
1.68 “Release Condition” shall have the meaning assigned to it in Schedule 2.7.
1.69 “Representatives” means with respect to a party, such party’s Affiliates, licensees, officers, directors, managers employees, consultants, contractors, sub-licensees and agents.
1.70 “Research Plan” means a detailed plan that sets forth the responsibilities of, and activities to be conducted by, ATHERSYS and PFIZER with respect to non-clinical research activities related to MultiStem and its potential usage in the clinic, and in advancing one or more MultiStem Products into one or more potential Clinical Development Candidates and Licensed Products (including a detailed budget corresponding to each such plan). [*].
1.71 “Research Program” means the research and non-clinical development activities conducted by (or to be conducted by) each party pursuant to the Research Plan.
1.72 “Research Program IPRs” means rights in (i) issued patents and pending provisional and non-provisional applications for patents, including, without limitation, any continuations, continuations-in-part or divisions directed to inventions disclosed therein; (ii) any re-examinations, reissues, renewals, substitutions or extensions of any patents; (iii) foreign counterparts or equivalents of any of the foregoing rights, (iv) inventions, discoveries, data, information, trade secrets, processes, methods, techniques, materials, technology, results or other know-how, whether or not patentable; (v) methods, devices or improvements for delivery or maintenance of a cell-based product and (vi) copyrights, software, source code and copyrightable works, in each case (i) through (vi) that which are created, devised or arise out of the parties (or their Affiliates) undertaking and performing the Research Program, other than Athersys Combination Product IPRs and Pfizer Combination IPRs.
1.73 “Research Term” means the Initial Research Term and, at PFIZER’s sole discretion, the Extension.
1.74 “Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period commencing upon Launch of the Licensed Product in the Field in the country and ending upon [*]: (i) the date on which such Licensed Product is no longer covered by a Valid Claim in such country; or (ii) [*] ([*]) years from the date of Launch of the first Licensed Product in such country provided that the Regulatory Approval for such Licensed Product in such country continues to provide data or market exclusivity in respect of such Licensed Product.
1.75 “Sales Milestone Payments” means the amounts set forth in Section 9.2.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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1.76 “Stand-By License” means each license entered into pursuant to Section 7.5 between PFIZER, ATHERSYS and the corresponding Third Party to a Third Party License.
1.77 “Suitably Qualified Person” means a person with the qualifications and/or experience ordinarily required in connection with the relevant Key Role, which in relation to: (i) ATHERSYS’ Co-Chair to the JSC shall mean a person with at least [*] ([*]) years experience working in human cell based therapy research in an industrial environment; (ii) ATHERSYS’ Co-Chair to the Manufacturing Committee shall mean a person with at least [*] ([*]) years experience in the manufacture of human cell based products and (iii) ATHERSYS’ Research Program planning lead shall mean a person with at least [*] ([*]) years experience managing human cell based research projects.
1.78 “Term” shall have the meaning assigned to it in Section 15.
1.79 “Territory” means the entire world.
1.80 “Third Party” means any person or entity other than PFIZER, ATHERSYS, or any of their respective Affiliates.
1.81 “Third Party Claim” shall have the meaning assigned to it in Section 17.3.
1.82 “Third Party Licenses” means the Third Party licence agreements listed in Schedule 1.82 as such Schedule may be amended during the Term by agreement of the parties to include any relevant future Third Party licenses.
1.83 “Valid Claim” means [*]

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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Section 2 RESEARCH PROGRAM
2.1 Purpose.
During the Research Term, ATHERSYS and PFIZER will conduct the Research Program and Clinical Development Program and any other agreed upon activities by the parties. The goal of the collaboration is to discover and develop Licensed Products and in particular to: (i) advance one or more Licensed Products in the Field to “proof of concept” in human; (ii) further advance Licensed Products in the Field to preclinical testing as defined in the Research Plan; (iii) evaluate the potential to advance one or more Licensed Products in the Field and give ATHERSYS an opportunity to participate in co-development with PFIZER; (iv) advance research in the potential for formulation, pre-treatment, concurrent treatment, or follow-on treatment with one or more pharmaceutical agents for improvement of cell-based therapy in the Field; and (v) to assure continuity of MultiStem clinical supply and manufacturing capability to support development and commercialisation of Licensed Products in the Field.
2.2 Research Term.
The initial Term of the Research Program will be for [*] from the Effective Date (the “Initial Research Term”). Pfizer may elect, in its sole discretion, to extend the Research Term for an additional [*] (“Extension”), subject to the parties agreeing to any applicable changes to the Research Plan and/or Clinical Development Plan(s) and to PFIZER providing the additional research funding pursuant to Section 8.1.
2.3 Exclusivity.
During the Research Term and thereafter for as long as PFIZER is using Commercially Reasonable Efforts to develop or commercialise a Licensed Product in the Field in the Territory, ATHERSYS and its Affiliates shall work exclusively with Pfizer in the development and commercialisation of Licensed Products for the Field in the Territory.
2.4 Research Reports
(a) Quarterly Reports. After each Pfizer Quarter each party will submit to the Research Committee a written report summarizing its activities under the Research Program. Each research report shall include summary results and material data and findings for all Research Program studies ongoing or completed during the Pfizer Quarter. The report must be submitted within 30 days of the end of the Pfizer Quarter.
(b) Annual Reports. After each Pfizer Year each party will submit to the JSC a written report detailing the work it completed during the Pfizer Year and evaluating the results of its work. The report must be submitted within 30 days of the end of the Pfizer Year.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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2.5 Sharing of Research and Certain Information.
ATHERSYS shall share with PFIZER in good faith, as completely as possible, promptly, but in any event in accordance with any requirements as to time for submission/notification of any Regulatory Authorities [*], prior to the Effective Date and which are set out in writing, certain research findings from studies conducted using MultiStem Products or research materials outside this Agreement (by example and without limitation[*]) which ATHERSYS reasonably deems to be relevant to patient safety, the safe research use of MultiStem and the research, development, regulatory requirements, and/or commercialization of a Clinical Development Candidate. All information provided pursuant to this Section 2.5 shall be considered Athersys Confidential Information.
2.6 Introduction of Technology.
If a party identifies technology or compounds independent of the Research Program that it believes might have utility in the Research Program, it may notify the Research Committee and the Research Committee shall discuss and agree upon the nature and scope of incorporation of such technology or compound into the Research Program, including such party’s patent rights with respect to such technology, and designate such technology as Athersys Compounds or Devices or Pfizer Compounds or Devices, as the case may be. If the Research Committee cannot agree on introduction of such technology, the party proposing to introduce the technology can withdraw its proposal and such technology will be excluded from the Research Program.
2.7 Cell Repository.
By the date set out in the Research Plan, ATHERSYS hereby agrees to: (i) transfer to PFIZER, on the terms of the Materials Transfer Agreement, sufficient numbers of vials containing stored cells from each of: (a) the then current MultiStem master cell banks, (b) each of the MultiStem working cell banks which have been derived from a MultiStem master cell bank, and (c) the then current media used by ATHERSYS to initiate cell expansion and a complete list of the growth factors and media components required, in each case (a), (b) and (c) as are capable of producing the MultiStem cells needed to (x) enable PFIZER to serve as a repository for MultiStem cells and (y) manufacture Clinical Development Candidates and Licensed Products for use in the Field in accordance with Schedule 2.7; and (ii) a certified (to the extent required) copy of all licenses, permits and authorisations granted by Regulatory Authorities and such supporting documentation and donor consents required to demonstrate compliance with all Laws relating to the isolation, purification, derivation, production and traceability of the MultiStem cells, such other information as is required to support the CMC sections of a regulatory dossier for a Licensed Product in the Field and access to all electronic regulatory submissions made by or on behalf of ATHERSYS (together referred to as the “MultiStem Regulatory File”).
2.8 Laboratory Facility and Personnel.
Each party will provide suitable laboratory facilities, materials, equipment and personnel for the work to be done by it in the Research Program. ATHERSYS may subcontract any of its obligations in respect of a Research Plan to its Affiliates or to other Third Party providers as agreed under the applicable Research Plan and subject to the terms of Section 19.8.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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2.9 Materials Transfer.
All biological materials and compounds for research and laboratory use(i.e., excluding clinical or commercial supply of Clinical Development Candidates and other Licensed Products), transferred by ATHERSYS and PFIZER to the other party shall be transferred pursuant to the Materials Transfer Agreement.
2.10 Commercially Reasonable Efforts.
PFIZER will use Commercially Reasonable Efforts and ATHERSYS will in good faith apply those efforts and resources consistent with and in kind to PFIZER’S Commercially Reasonable Efforts in pursing the development or commercialization of the Licensed Products to achieve the goals of the Research Program.
2.11 Changes to Ongoing Research.
With respect to studies and activities of the Research Program, the party responsible for a particular study or activity under the Research Program may modify the study or its activities, but only after consultation with and approval of the JSC (or applicable subcommittee) for material modifications and changes, such approval to by given by email exchange of the applicable Committee Co-Chairs.
2.12 New Research. During the Term, the parties anticipate undertaking additional non-clinical research, and the parties acknowledge that either party may assume certain responsibilities, and may conduct certain activities, in connection with such research. The JSC (or a subcommittee designated with responsibility therefore) shall have oversight for the parties’ responsibilities and activities (if any) related to new research, and shall incorporate such research, activities and studies into the Research Plan as appropriate.
2.13 Disclosure of Technology.
Within thirty (30) days after the Effective Date, and from time-to-time throughout the Term, and at any time during the Term at PFIZER’s request, ATHERSYS will disclose to PFIZER or its designated Affiliate all Athersys Technology that may be necessary or useful to PFIZER to develop, manufacture, register, or market Clinical Development Candidates or Licensed Products in the Field and efficiently practice the licenses granted to PFIZER under this Agreement (including all regulatory materials, permissions and consents relating to MultiStem as may be required by any Regulatory Authority).

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Section 3 CLINICAL DEVELOPMENT PROGRAM
3.1 Clinical Development Program. The parties shall conduct the Clinical Development Program in accordance with the Clinical Development Plan(s). The Development & Regulatory Committee shall oversee the Clinical Development Program. PFIZER shall have the exclusive right and responsibility for preparing any Clinical Development Plans, conducting clinical development and executing clinical trials thereunder, and obtaining all Regulatory Approvals for Licensed Products in the Field. ATHERSYS, at its cost and without delay to the progression of or interference with Regulatory Approvals, shall have the right to participate as a direct observer in all aspects of development of a Clinical Development Candidate through Phase II(b) Clinical Studies and, for so long as ATHERSYS continues to fund Phase III Clinical Studies pursuant to Section 3.2(c), Phase III Clinical Studies. PFIZER shall be solely responsible for the costs of executing any clinical study of any Clinical Development Candidate, except the costs of ATHERSYS’ own participation in the clinical study in accordance with the Clinical Development Plan(s), certain Manufacturing Costs pursuant to Section 4.1, and as provided in Section 3.2.
3.2 Opt-In Rights. Prior to the initiation of the first Phase III Clinical Study in any Pilot Indication or Major Indication, ATHERSYS may elect to participate in the development, and related funding, of the Phase III Clinical Study for such Indication as follows:
(a) At least six (6) months prior to the initiation of the first Phase III Clinical Study for a in any Pilot Indication or Major Indication, PFIZER shall provide to ATHERSYS a written Clinical Development Plan, including a description of the studies to be completed (including trial design(s)), the plan for seeking any Regulatory Approval(s), any other requirements for obtaining Regulatory Approval, the then current commercialization plan, and a budget describing PFIZER’S good faith estimates of the costs of all of these activities.
(b) IF ATHERSYS wishes to participate in the co-development of the Licensed Product pursuant to the Clinical Development Plan provided under Section 3.2(a) it shall notify PFIZER in writing (“Opt-In Notice”) by no later than thirty (30) days prior to Commencement of the corresponding Phase III Clinical Study. If ATHERSYS does not provide an Opt-In Notice, then it forgoes its right to participate in co-development of such Licensed Product. If ATHERSYS does provide PFIZER with an Opt-In Notice, then it shall provide PFIZER within thirty (30) days of the date of the Opt-In Notice a written commitment to fund its share of costs. If ATHERSYS fails to provide such written commitment, then it shall forgo its right to participate in the co-development of such Licensed Product.
(c) If ATHERSYS provides to PFIZER the Opt-In Notice and a corresponding written commitment, then (i) ATHERSYS shall make payment to PFIZER of its share of costs on a quarterly basis as described in Schedule 3.2(c) and (ii) if ATHERSYS funds all its share of the Clinical Development Costs for that Clinical Development Candidate, ATHERSYS shall be entitled to (A) participate in any Development and Regulatory Committee(s) and as a direct observer in all aspects of the Phase III Clinical Study and the Clinical Development Plan for such Clinical Development Candidate (subject to Pfizer’s rights in Section 3.1) and (B) share Profits from the commercialization of such Licensed Product in accordance with Schedule 3.2(c).
(d) If ATHERSYS is unable or elects not to pay any or all of its portion of costs pursuant to Section 3.2(c) then, as the sole remedy for such failure, it shall lose the benefits of Section 3.2 (c )(ii)(B) above with respect to the Licensed Product and shall, subject to its obligations pursuant to Section 3.1, have no further obligations to fund its share of costs.

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3.3 Clinical Development Program Reports.
(a) Quarterly Reports. After each Pfizer Quarter following the Commencement of a Clinical Development Plan and during the Research Term each party will submit to the Development & Regulatory Committee a written report summarizing its activities under that Clinical Development Program. Each report shall include summary results and material data and findings, if available, for all Research Program studies ongoing or completed during the Pfizer Quarter. The report must be submitted within thirty (30) days of the end of the Pfizer Quarter.
(b) Annual Reports or Clinical Summary Report. Following the Commencement of a Clinical Development Plan and ending with the first Launch of the applicable Licensed Product, PFIZER shall provide annually following the end of the Pfizer Year, or at the end of a clinical study when the clinical report is issued, written reports to the JSC or Development & Regulatory Committee regarding the development of the Licensed Product. PFIZER shall use Commercially Reasonable Efforts to provide the annual report within thirty (30) days of the end of each Pfizer Year and the clinical summary report when completed and approved. If PFIZER is preparing a clinical summary report for any clinical study that is completed or terminated prior to completion, PFIZER will not have to prepare a separate annual report if the clinical summary report is anticipated within the following Pfizer Quarter.
(c) All information provided by PFIZER to ATHERSYS pursuant to this Section 3.3 shall be considered Pfizer Confidential Information.
3.4 Commercially Reasonable Efforts.
PFIZER will use Commercially Reasonable Efforts and ATHERSYS shall in good faith apply those efforts and resources consistent with and in kind to PFIZER’s Commercially Reasonably Efforts to achieve the goals of the Clinical Development Program. PFIZER will use Commercially Reasonable Efforts to develop, seek Regulatory Approval for and commercialize a Licensed Product for the Pilot Indication and for the Major Indication following approval pursuant to this Agreement of an applicable Clinical Development Plan for a Licensed Product for the Pilot Indication or Major Indication.
3.5 Records.
During the Term, PFIZER will prepare and maintain accurate records and books relating to the progress and status of its activities under a Clinical Development Plan and otherwise in relation to the development of Licensed Products. As reasonably requested by ATHERSYS from time-to-time throughout the Term, PFIZER will disclose to or permit direct access, during PFIZER regular business hours with appropriate notice from and good faith justification from ATHERSYS, to ATHERSYS to material records, books and data related to the development of any Licensed Product, including any regulatory filings and communications; investigator’s brochures; study records, reports and related data; and related information.

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3.6 Regulatory Affairs.
(a) PFIZER shall determine all regulatory plans and strategies for the Licensed Products (including Clinical Development Candidates) in the Field, and will own and be responsible for preparing, seeking, submitting and maintaining the investigator’s brochure and all regulatory filings and Regulatory Approvals for all Licensed Products in the Field, including preparing all reports necessary as part of a regulatory filing or Regulatory Approval and for all communications with Regulatory Authorities for such Licensed Products in the Field. ATHERSYS shall have the right, at its cost and without delay to the progression of Regulatory Approvals, to participate as a direct observer in significant regulatory activities, including interactions with Regulatory Authorities. Without limiting ATHERSYS’ obligations pursuant to Section 2.7 and Schedule 2.7, ATHERSYS agrees to cooperate and assist Pfizer in the provision of any documentation required for any regulatory filings for Regulatory Approvals for Licensed Products in the Field.
(b) ATHERSYS shall keep PFIZER regularly and promptly informed of all material regulatory filings, Regulatory Approvals and all material communications, interfaces and other actions to, with or from Regulatory Authorities relating to MultiStem Products outside the Field and shall ensure that all such filings, Regulatory Approvals, communications, interfaces and actions are materially made by ATHERSYS in accordance with the global clinical and regulatory strategy approved by the Development & Regulatory Committee from time to time for the Licensed Products in the Field. Additionally, ATHERSYS shall take in to account in good faith any concerns or input raised by PFIZER in relation to such regulatory filings, Regulatory Approvals, communications, interfaces and actions.
(c) Without limiting the provisions of Section 3.6(a) and Section 2.5, the safety reporting units from each of the parties shall meet and agree upon a written agreement for exchanging adverse event and other safety and other pharmacovigilance information relating to MultiStem Products prior to initiation of any clinical activity in the Field implicating pharmacovigilance obligations for the MultiStem Products in the Territory (the “Pharmacovigilance Agreement”). Such Pharmacovigilance Agreement shall ensure that adverse events and other safety information is exchanged upon terms that will permit each party to comply with Laws and requirements of Regulatory Authorities.
(d) Any regulatory affairs matter relating to any Athersys Device to be used for MultiStem Products in the Field shall be discussed initially by the JSC, Development & Regulatory Committee, with appropriate regulatory experts from the parties present at that meeting, for the purposes of determining the appropriate regulatory strategy for use of such Device in the Field.

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3.7 Regulatory Exclusivity
PFIZER shall have the sole right to apply for and secure exclusivity rights for the Licensed Products in the Territory in the Field that may be available under the Law of countries in the Territory, including any data or market exclusivity periods such as those periods listed in the FDA’s Orange Book or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 (including any paediatric exclusivity extensions or other forms of regulatory exclusivity that may be available), and all international equivalents. ATHERSYS shall in good faith apply those efforts and resources consistent with and in kind to PFIZER’s Commercially Reasonable Efforts to cooperate with PFIZER and to take such reasonable actions to assist PFIZER, in obtaining such exclusivity rights in each country, as PFIZER may reasonably request from time to time.
3.8 Commercialization/Pricing.
PFIZER shall be solely responsible for marketing, promoting, selling, distributing and determining pricing and other terms of sale for all Licensed Products in the Territory in the Field. After each Pfizer Quarter, and once annually, Pfizer will submit to ATHERSYS a written report summarizing its commercialization activities during the applicable period. All information provided by PFIZER to ATHERSYS pursuant to this Section 3.8 shall be considered Confidential Information (as defined in Section 12.1) of PFIZER.
Section 4 MANUFACTURING OF LICENSED PRODUCT
4.1 Clinical Manufacture and Supply of Licensed Product during Research Term.
(a) Pre-Clinical Supply. ATHERSYS shall be responsible for the supply and manufacture, itself or through ATHERSYS’ Third Party manufacturer as of the Effective Date and any other Third Party manufacturer approved by PFIZER (such approval not to be unreasonably withheld), of such quantities of the Clinical Development Candidate material required for non-clinical research and studies pursuant to a Research Plan at no cost to Pfizer during the Research Term.
(b) Certain Clinical Supply. ATHERSYS shall be responsible for the supply and manufacture, itself or through an agreed Third Party manufacturer, of such quantities of Clinical Development Candidate material required for clinical studies pursuant to a Clinical Development Plan approved and underway during the Research Term at a cost to PFIZER of [*] percent ([*%]) of the reasonable Manufacturing Costs for that Clinical Development Candidate material based on the following assumptions: (i) the estimated Manufacturing Costs per dose being [$*]; and (ii) the anticipated amount of Clinical Development Candidate material required being the amount required for [*] patients. If these assumptions are materially incorrect, the Manufacturing Committee shall review the costs sharing basis and agree to any revised cost sharing arrangement. The cost estimates are for initial planning purposes and are not intended to describe a total cost obligation from PFIZER. ATHERSYS shall use its commercially reasonable endeavours to reduce Manufacturing Costs.
(c) Other Clinical Study Supply. Except as provided in Sections 4.1(a) and (b) and subject to any Release Condition occurring, ATHERSYS shall be responsible for the supply and manufacture, itself or through an agreed Third Party manufacturer, of such quantities of the Clinical Development Candidate required for clinical studies pursuant to an approved Clinical Development Plan at a cost to Pfizer of [*] percent ([*%]) of the reasonable Manufacturing Costs in respect of the manufacture and supply of Clinical Development Candidate material.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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4.2 Commercial Supply.
Subject to any Release Condition occurring, ATHERSYS shall be responsible for the supply and manufacture, itself or through an agreed Third Party manufacturer, of such quantities of the Licensed Product to the extent reasonably required by PFIZER to commercialize the Licensed Products in the Territory and in the Field. ATHERSYS shall supply such quantities of Licensed Product at a price to PFIZER of [*] percent ([*%]) of the reasonable Manufacturing Costs of such Licensed Products, unless ATHERSYS is sharing Profits with respect to a Licensed Product pursuant to Section 3.2(c), in which case the price to PFIZER shall be [*] percent ([*%]) of the reasonable Manufacturing Costs. The terms and procedures by and upon which ATHERSYS shall supply Licensed Products to PFIZER hereunder shall be reasonably mutually determined by the parties in good faith based upon commercially reasonable and customary terms, and shall be set forth in a separate manufacturing and supply agreement not less than [*] months prior to the anticipated first Launch of a Licensed Product.
4.3 Manufacturing Cost Records.
ATHERSYS shall keep, and shall require all Third Party manufacturers of Licensed Products to keep, accurate records in sufficient detail concerning the Manufacturing Costs. PFIZER shall be entitled, upon reasonable notice, to audit the Manufacturing Costs. For this purpose, ATHERSYS itself shall keep, and to the extent that ATHERSYS has obtained records or documents from its Third Party manufacturers shall keep, such account books and related records or documents for a period of at least seven (7) years after the end of the fiscal year to which the Manufacturing Costs relate.
4.4 Manufacturing Compliance.
All Licensed Products supplied hereunder shall be manufactured by or on behalf of ATHERSYS in compliance with current good manufacturing practices, other applicable requirements of relevant regulatory authorities including but not limited to the transportation, storage, use, handling and disposal of waste materials and hazardous materials used to manufacture Licensed Products, all product specifications and testing methods. ATHERSYS, at its expense, shall obtain and maintain, and/or shall require that its Third Party manufacturers obtain and maintain, for so long as ATHERSYS is supplying Licensed Products hereunder, all facility licenses and government permits necessary to manufacture and supply the Licensed Products.
4.5 Inspection.
With respect to the manufacture of the Licensed Products, PFIZER may, at its expense, upon reasonable notice and during normal business hours, conduct appropriate review and inspection of the Licensed Products manufacturing facilities, procedures and related documentation to verify ATHERSYS and/or its Third Party manufacturer’s (as applicable) compliance with current good manufacturing practices, other applicable requirements of relevant Regulatory Authorities, and other applicable Laws , and conformity of Licensed Products with the applicable specifications and testing methods.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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Section 5 JOINT STEERING COMMITTEE
5.1 Joint Steering Committee. Promptly following the Effective Date, the parties shall establish a Joint Steering Committee (“JSC”) to oversee and coordinate the parties’ responsibilities and activities in accordance with and in furtherance of the Research Plan(s), Clinical Development Plan(s) and this Agreement. The JSC shall be composed of three (3) senior, qualified representatives from each of AI and PFIZER (or from their Affiliates). The total number of JSC members will initially be six (6), but the number may be increased or decreased from time-to-time by written agreement of the parties; provided that the number of representatives from PFIZER shall always be equal to the number of representatives from ATHERSYS. Each of PFIZER and AI may replace any of its representatives on the JSC at will by giving written notice thereof to the other party.
5.2 Subcommittees. The JSC shall be empowered to create one or more subcommittees, project teams or working groups, as it may deem appropriate or necessary. Each such subcommittee, project team and working group shall report to the JSC, which shall have authority to approve or reject recommendations or actions proposed thereby, subject to the terms of this Agreement. In general, the parties contemplate that all JSC subcommittees shall have an equal number of members appointed by each party.
(a) Within sixty (60) days of the Effective Date, the JSC shall establish a research committee to oversee the non-clinical research activities of the collaboration (“Research Committee”). The Research Committee shall be responsible for the development, management, and performance of the Research Plan and Research Program, and any other non-clinical activities as determined by the JSC. The Research Committee shall be composed of three (3) senior, qualified representatives from each of AI and PFIZER (or their Affiliates), and a representative from each of AI and PFIZER shall jointly chair the Research Committee. Decisions shall be made by consensus, and in the event a consensus is not reached within ten (10) Business Days after it is first presented to the joint chairs of the Research Committee, then such decisions shall be submitted as soon as possible to the JSC for decision.
(b) Within ninety (90) days of the Effective Date, the JSC shall establish a Development & Regulatory Committee responsible for overall strategic and business guidance with respect to the development, management and performance of the Clinical Development Program and Clinical Development Plan(s), the coordination and alignment of the global clinical development and regulatory strategies for MultiStem Products and Licensed Products and Combination Products both inside and outside the Field (“Development & Regulatory Committee”). The Development & Regulatory Committee shall be composed of an equal number of senior, qualified representatives from each of AI and PFIZER (or their Affiliates), and a representative from each of AI and PFIZER shall jointly chair the Development & Regulatory Committee. Decisions shall be made by consensus, and in the event a consensus is not reached within ten (10) Business Days after it is first presented to the joint chairs of the Development & Regulatory Committee, then such decisions shall be submitted as soon as possible to the JSC for decision. In the event ATHERSYS fails to perform any material obligation or activity assigned to it under a Clinical Development Plan for a Clinical Development Candidate and does not cure such failure promptly after notice thereof, PFIZER may elect to suspend or terminate all responsibilities of the JSC and the Development & Regulatory Committee in respect of that Licensed Product.

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(c) As soon as the JSC determines, but not later than the end of the Research Term, the JSC shall establish a manufacturing committee to oversee the supply of Licensed Product for the Field, and ensure cooperation regarding the then cGMP manufacturing standards and regulatory requirements, product specifications and testing methods (“Manufacturing Committee”). The Manufacturing Committee shall be responsible for ensuring the supply of Licensed Product for the Field in accordance with regulatory requirements and industry standards, including forecasting supply requirements and contingency planning and actions for back-up supply and supply disruptions, and any other activities as determined by the JSC. The Manufacturing Committee shall be composed of three (3) senior, qualified representatives from each of AI and PFIZER (or their Affiliates), and a representative from each of AI and PFIZER shall jointly chair the Manufacturing Committee. Decisions shall be made by consensus, and in the event a consensus is not reached within ten (10) Business Days after it is first presented to the joint chairs of the Manufacturing Committee, then such decisions shall be submitted as soon as possible to the JSC for decision.
5.3 Chairperson. AI and PFIZER shall each appoint one of its representatives on each of the Committees as a co-chair of that Committee (each, a “Co-Chair”), and may change its Co-Chair from time to time by written notice to the other. Each party’s Co-Chair shall serve as a co-chair of the applicable Committee meetings, unless the Co-Chairs jointly determine that they shall alternate responsibility for chairing Committee meetings (whether on a meeting-by-meeting, calendar quarter-by-calendar quarter or calendar year-by-calendar year basis).
5.4 Committee Meetings.
(a) The JSC and Research Committee shall each meet at least once every Pfizer Quarter during the Research Term, either in person, by video conference or by telephone conference, as appropriate, as reasonably arranged by the Co-Chairs; provided that at least one (1) JSC and Research Committee meeting per calendar year shall be held in person.
(b) The Development & Regulatory Committee shall meet at least once every six months up to first Launch of a Licensed Product in the Field where ATHERSYS elects to co-develop a Licensed Product pursuant to Section 3.2 or (ii) once every Pfizer Year where ATHERSYS does not so elect, either in person, by video conference or by telephone conference, as appropriate, as reasonably arranged by the Co-Chairs; provided that at least one (1) Development & Regulatory Committee meeting per calendar year shall be held in person.
(c) The Manufacturing Committee shall meet at least once every six months for so long as ATHERSYS manufactures or controls manufacture and supply by an agreed Third Party of Clinical Development Candidates or Licensed Products for the Field, either in person, by video conference or by telephone conference, as appropriate, as reasonably arranged by the Co-Chairs; provided that at least one (1) Manufacturing Committee meeting per calendar year shall be held in person.

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(d) Meetings of Committees shall be effective only if at least one (1) Committee representative of each of ATHERSYS and PFIZER participates in the meeting (in person or by telephone or videoconference). The Co-Chairs (or the responsible Committee chairperson, if applicable) shall be responsible for scheduling Committee meetings, preparing meeting agendas. Notices of all regular Committee meetings shall be sent at least thirty (30) days before such meetings. Agendas for such meetings shall be sent at least ten (10) days before such meetings.
(e) In addition, either Co-Chair of a Committee may from time to time request a special Committee meeting by contacting the other Co-Chair and providing a proposed agenda for such meeting. The Co-Chairs shall arrange a mutually acceptable time for such special Committee meeting as promptly thereafter as reasonably possible, and shall prepare and circulate an agenda for such special Committee meeting as far in advance of such meeting as reasonably possible.
(f) Each Committee will keep accurate minutes of its deliberations. The minutes will record all decisions and proposed actions. A draft of the minutes must be delivered to all Committee members within ten (10) Business Days after each meeting. The party hosting the meeting will prepare and circulate the draft minutes. The Co-chairs will edit, approve and distribute the minutes to all Committee members at least ten (10) Business Days before the next Committee meeting.
(g) Each party shall be responsible for its own expenses incurred by its Committee representatives in attending or otherwise participating in Committee meetings.
5.5 Responsibilities of the Joint Steering Committee.
In addition to its general responsibility to oversee and coordinate the activities of the parties in connection with the Research Plans, Clinical Development Plans and this Agreement, the JSC shall (itself or by delegation to a subcommittee) in particular be responsible for the matters described in Schedule 5.5, but the JSC shall have no authority to amend the terms of this Agreement.
5.6 Voting; Decision-Making. Regardless of the number of Committee representatives from any party, PFIZER shall present one consolidated view and have one vote on any issue before a Committee, to be cast by PFIZER’S Co-Chair or his/her designee, and ATHERSYS shall present one consolidated view and have one vote on any issue before a Committee, to be cast by AI Co-Chair or his/her designee. Committees may only act by unanimous written agreement. In making decisions on the JSC, each party shall duly consider in good faith any suggestions, opinions and proposals made by the other party, and shall use good faith efforts to reach consensus with the other party. If the JSC fails to reach unanimous agreement on any matter within the scope of its responsibilities, the dispute shall be resolved as set forth in Section 5.7.

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5.7 JSC Disputes.
If the JSC fails to reach unanimous agreement on any matter or issue within its power to decide within ten (10) Business Days after the date of referral to the JSC, the matter or issue shall be referred for resolution by [*]. If they are unable to reach consensus and resolve the JSC Dispute within twenty (20) Business Days after the date of referral to them, then the JSC Dispute shall be referred for resolution [*], provided that [*] on any referred matter if no consensus decision is reached within ten (10) Business Days of its referral to the CEO of AI [*], and further provided that no such decision by [*] may require ATHERSYS to spend money or devote resources beyond those it is required pursuant to this Agreement or amend the terms of this Agreement.
Section 6 RIGHTS TO RESEARCH PROGRAM AND COMBINATION PRODUCT IPRs
6.1 Background Intellectual Property Rights Retained.
Nothing in this Agreement shall be construed to transfer ownership of any intellectual property rights existing as of the Effective Date, or in the case of Compounds or Devices as of the date any such Compound or Device is introduced in to the Research Program, from one party to another party.
6.2 Ownership Of New Intellectual Property.
(a) Subject to Section 11.3, ATHERSYS shall be the owner of the Research Program IPRs, which shall be deemed to form part of the Athersys Patent Rights, the Athersys Technology and/or the Athersys Confidential Information, as applicable, and of the Athersys Combination Product IPRs.
(b) PFIZER shall be the owner of the Pfizer Combination Product IPRs.
Section 7 LICENSES
7.1 Exclusive Licenses to PFIZER
In consideration of the License and Technology Access Fee Event Milestone Payment and subject to the terms and conditions of this Agreement ATHERSYS hereby grants to PFIZER, and PFIZER hereby accepts:
(a) an exclusive license (even as to ATHERSYS and its Affiliates, but subject to any rights granted or reserved for non-commercial research purposes only to Third Parties pursuant to a Third Party License existing as at the Effective Date), including the right to sublicense, under the Athersys Patent Rights to research, develop, make or have made, use, sell, offer for sale, supply, cause to be supplied, and import Licensed Products, in each case in the Field and in the Territory, and
(b) an exclusive license (even as to ATHERSYS and its Affiliates, but subject to any rights granted or reserved for non-commercial research purposes only to Third Parties pursuant to a Third Party License existing as at the Effective Date), including the right to sublicense, to use Athersys Technology and Athersys Confidential Information in connection with the research, development, manufacture, use, sale, offer for sale, supply and importation of the Licensed Products, in each case in the Field and in the Territory.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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7.2 Non-Exclusive Licenses to PFIZER
Without limiting any of the licenses granted in Section 7.1, subject to the terms and conditions of this Agreement, ATHERSYS hereby grants to PFIZER, and PFIZER hereby accepts:
(a) a non-exclusive, irrevocable, royalty-free, perpetual license, with the right to sub licence to Affiliates, under the Athersys Combination Product IPRs to develop, make, have made, use, sell, offer for sale, supply, cause to be supplied and import any pharmaceutical or bio-pharmaceutical products (other than Licensed Products) at PFIZER’S own risk;
(b) a non-exclusive, royalty-free license in the Territory, with the right to sublicense to Affiliates and to service providers under contract to PFIZER or its Affiliates, to use for research conducted pursuant to the Research Plan or a Clinical Development Plan, the Athersys Patent Rights, the Athersys Technology, the Athersys Confidential Information and the Athersys Combination Product IPRs disclosed during the Term to PFIZER by ATHERSYS or its Affiliates; and
(c) a non-exclusive, irrevocable, royalty-free, perpetual license in the Territory, with the right to sublicense to Affiliates and to service providers under contract to PFIZER or its Affiliates, to use for all research purposes, the Athersys Technology, Athersys Patent Rights, Athersys Combination Product IPRs, Athersys Confidential Information and Research Program IPRs provided that this Section 7.2(c) does not grant to PFIZER or its Affiliates any right to use MultiStem cells outside of conducting activities under a Research Plan or Clinical Development Plan.
7.3 Restriction on Exercise of Manufacturing Rights
Except through ATHERSYS, PFIZER agrees not to exercise its rights to make, have made or manufacture under Sections 7.1 in respect of any Clinical Development Candidates or other Licensed Products in the Field or disclose or transfer any Athersys Technology or Athersys Confidential Information in respect of such activities to any Affiliate or Third Party (other than Regulatory Authorities) until the occurrence of a Release Condition.
7.4 Non-Exclusive Licenses to ABT
Subject to the terms and conditions of this Agreement, PFIZER hereby grants to ATHERSYS, and ATHERSYS hereby accepts:
(a) a non-exclusive, irrevocable, royalty-free, license in the Territory and in the Field, with the right to sublicense to Affiliates and such Third Parties (for which the JSC has obtained management approval pursuant to Section 5 and Schedule 5.5), under the Athersys Patent Rights, Athersys Technology, Athersys Confidential Information and Pfizer Combination Products IPRs: (i) for ATHERSYS’ research purposes in perpetuity and provided that, if ATHERSYS will not be the owner of any intellectual property rights created by such agreed Third Party sublicense, ATHERSYS shall procure that each such agreed Third Party sublicensee shall grant directly to PFIZER a non-exclusive, irrevocable, royalty free, perpetual license in the Territory, with right to sublicense to its Affiliates, in respect of any intellectual property rights created by such agreed Third Party sublicensee, (ii) to develop during the Research Term and for so long as ATHERSYS continues to exercise its rights to co-develop pursuant to Section 3.2, Clinical Development Candidates and (iii) make or have made, Clinical Development Candidates and Licensed Products in the Field pursuant to Section 4 and any manufacturing agreement entered pursuant thereto.

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(b) a non-exclusive, irrevocable, royalty-free, perpetual license in the Territory and outside the Field, with the right to sub license to Affiliates, under the Pfizer Combination Product IPRs to develop, make or have made, use, sell, offer for sale, supply, cause to be supplied and import biopharmaceutical products which are combined with MultiStem Products at ABT’s own risk.
(c) a non-exclusive, irrevocable, royalty-free, perpetual license in the Territory, with the right to sublicense to Affiliates and to service providers under contract to ATHERSYS or its Affiliates, to use for all research purposes Pfizer Technology disclosed to ATHERSYS by PFIZER or its Affiliates during the Research Term: (i) for all research purposes during the Research Term and (ii) following expiry of the Research Term, for all research purposes outside the Field.
7.5 Stand-By Licences.
With effect from the Effective Date, PFIZER and ATHERSYS (or its applicable Affiliate) shall enter in to the stand-by licences with the Third Party Licensors listed in Schedule 7.5 on the agreed terms. ATHERSYS undertakes to procure in a timely manner and on substantially similar terms, any additional stand-by licences from other Third Party licensors of any ATHERSYS Patent Rights or ATHERSYS Technology which PFIZER, acting reasonably, may request.
7.6 Restriction on Sublicensing by PFIZER.
PFIZER shall notify ATHERSYS, not less than thirty (30) days, prior to granting a sublicense pursuant to Section 7.1 to a Third Party (other than any service provider or contract manufacturing organization) in respect of any right to develop or commercialize a Licensed Product in the Field. Such notice shall set out: (a) the identity of the proposed sublicensee, and (b) the terms and conditions in the proposed sublicense governing the access to, use and protection of Athersys Technology and Athersys Confidential Information (the “Sublicense Restrictions”). If ATHERSYS reasonably and in good faith considers that (i) the proposed sublicensee is a direct competitor of the MultiStem cell therapy business of ATHERSYS existing at the Effective Date and as developed therefrom internally (or together with licensees) by ATHERSYS (the “MultiStem Business”) and (ii) the Sublicense Restrictions will not provide adequate and reasonable protection against significant harm to the MultiStem Business, ATHERSYS shall notify PFIZER in writing, within five (5) Business Days of receipt of PFIZER’s notification, including the facts upon which such belief is based and the reasons why the Sublicense Restrictions are inadequate. Promptly, following receipt of such notice from ATHERSYS, the parties shall discuss ATHERSYS’ concerns, including any additional, reasonable Sublicense Restrictions which would satisfy those concerns. If the parties cannot resolve those concerns, acting reasonably and in good faith, within thirty (30) days, PFIZER shall not grant the sublicense to the proposed sublicensee and ATHERSYS accepts that PFIZER shall not be held in breach of its obligations under Section 2.10 or Section 3.4 in respect of any consequential delays or impact on the development or commercialization of the Licensed Product in the Field resulting from such inability to sublicense.

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7.7 Reservation of Rights.
Except as expressly stated in this Section 7, no rights or licenses are granted under this Agreement by either party or its Affiliates under any intellectual property of such party or its Affiliates to the other party or its Affiliates, whether by implication, estoppel or otherwise, and all such rights not expressly stated are hereby reserved by each party and its Affiliates.
Section 8 RESEARCH FUNDING.
8.1 During the Research Term, PFIZER will fund ATHERSYS (or its Affiliates) on an FTE basis at the FTE Rate to perform the work required for the Research Program and for progressing any Clinical Development Candidates in Phase I Clinical Studies through to Phase II(b) Clinical Studies. Such work may include work performed by ATHERSYS or on ATHERSYS’ behalf by Third Parties (for which the JSC has obtained management approval pursuant to Section 5 and Schedule 5.5) and may not represent [*] ([*]) specific ATHERSYS employees. The number of FTEs to be funded by PFIZER and the FTE Rate per annum during the Research Term are set out below in United States Dollars.

Period	FTEs	FTE Rate/annum	Total Funding	Quarterly Payment
Initial Research Term	[*]	[*]	[*]	[*]

Extension	[*] or such greater number of FTEs agreed by PFIZER based on the Research Plan	[*]	[*] or such higher amount linked to any agreed additional number of FTEs	[*%] of the amount of the Total Funding for the Extension
Except as set out in this Section 8.1 or in Section 4.1, all costs and expenses related to the performance of the Research Plan or a Clinical Development Plan during the Research Term incurred by a party shall be borne by the respective party undertaking the activity and incurring the related costs and expenses.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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8.2 Research Funding Payment.
All payments will be made in U.S. currency by electronic funds transfer within forty five (45) days after receipt and acceptance by PFIZER of an invoice from ATHERSYS. ATHERSYS may invoice PFIZER in quarterly advance instalments provided however that ATHERSYS may not invoice PFIZER more than thirty (30) days in advance of a Pfizer Quarter. FTE funding for the first PFIZER Quarter of the term of this Research Agreement will be paid to ATHERSYS within [*] Business Days after the Effective Date.
Section 9 FEES AND ROYALTIES.
9.1 Event Milestone Payments.
(a) In consideration of the rights granted hereunder, and subject to the terms and conditions of this Agreement, PFIZER shall pay to ATHERSYS the amount set forth in the table below opposite the corresponding event Milestone (each an “Event Milestone”) within thirty (30) days after the occurrence of such Event Milestone, after providing prompt notice of such achievement to ATHERSYS (no more than ten (10) days after achievement) provided however that the License and Technology Access Fee Event Milestone shall be payable by PFIZER within ten (10) Business Days after the Effective Date:

No.	Event Milestone	Event Milestone Payment

1	[*]	USD six million ($6,000,000)

2	[*]	[$*]

3	[*]	[$*]

4	[*]	[$*]

5	[*]	[$*]

6	[*]	[$*]

7	[*]	[$*]
(b) With respect to each milestone (i) each Event Milestone Payment shall be payable only on the first occurrence of the corresponding Event Milestone; (ii) none of the Event Milestone Payments shall be payable more than once; (iii) should the first Licensed Product be replaced or succeeded by another Licensed Product or advancement of the Licensed Product in another indication or with additional regulatory guidance no additional Event Milestone Payments shall be due for Event Milestones already met with respect to any other Licensed Product; and (iv) the maximum amount payable by PFIZER in respect of Event Milestone Payments if all Event Milestones occur shall be USD [*][$*]).

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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9.2 Sales Milestone Payments.
In addition to the Event Milestone Payments, in consideration of the rights granted hereunder, and subject to the terms and conditions of this Agreement, PFIZER shall pay to ATHERSYS the following one-time payments (each, a “Sales Milestone Payment”) when aggregate Net Sales of all Licensed Products in the Field, but excluding any Net Sales relating to Licensed Products in the Field in respect of which ATHERSYS has elected to share Profits pursuant to Section 3.2(c) and Schedule 3.2 (c), over a period of four (4) consecutive Pfizer Quarters in the Territory first reach the respective thresholds indicated below in United States Dollars:

Net Sales in the Territory	Sales Milestone Payment

Net Sales in [*] consecutive PFIZER Quarters exceed [$*]	[$*]
Net Sales in [*] consecutive PFIZER Quarters exceed [$*]	[$*]
Net Sales in [$*] consecutive PFIZER Quarters exceed [$*]	[$*]
Net Sales in [*] consecutive PFIZER Quarters exceed [$*]	[$*]
PFIZER shall make any Sales Milestone Payment within sixty (60) days of that Sales Milestone Payment falling due and such payment shall be accompanied by a report identifying the Licensed Products, the relevant countries, Net Sales of each Licensed Product for each such country, and the amount payable to ATHERSYS. All such reports shall be kept confidential by ATHERSYS and not disclosed to any other party, other than ATHERSYS’ accountants which shall be obligated to keep such information confidential, and such information and reports shall only be used for purposes of this Agreement.
9.3 Royalty Payments.
In consideration of the rights granted hereunder, and subject to the terms and conditions of this Agreement, unless and to the extent ATHERSYS is participating in a Profit share in respect of any Licensed Product in the Field pursuant to Section 3.2 and Schedule 3.2(c), PFIZER shall pay to ATHERSYS, with respect to the Licensed Products in the Field, an amount equal to:
(a) [*] percent ([*%]) of Net Sales for the portion of Net Sales of such Licensed Products in a Pfizer Year in the Territory below or equal to [*] ([$*]); plus
(b) [*] percent ([*%]) of Net Sales for the portion of Net Sales of such Licensed Products in a Pfizer Year in the Territory greater than [*] ([$*]) and less than or equal to [*] ([$*]); plus
(c) [*] percent ([*%]) Net Sales for the portion of Net Sales of such Licensed Products in a Pfizer Year in the Territory in excess of [*] ([$*]).

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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Notwithstanding the foregoing and subject to Section 9.5, any payments owed with respect to sales of Licensed Products in a country in the Territory pursuant to this Section 9.3 shall be reduced by [*] percent ([*%]), such reduction to be prorated appropriately for the then-current Pfizer Quarter, for Net Sales occurring during any time there is either no Valid Claim or no right of data or market exclusivity covering such Licensed Product in the Field in such country in the Territory. The parties agree and acknowledge that the payment of royalties by PFIZER to ATHERSYS for sales in a country in which there is no Valid Claim or no right of data or market exclusivity covering the applicable Licensed Product in the Field shall represent consideration for the license to Athersys Technology, Athersys Combination Product IPRs, and Athersys Confidential Information granted by ATHERSYS to PFIZER in Sections 7.1.
9.4 Sales Milestone Payments Credit against Royalty Payments.
[*] percent ([*%]) of each Sales Milestone Payment (each a “Sales Milestone Credit”) shall be credited against future payments under Section 9.3. PFIZER shall reduce the royalty payments due in respect of the next Pfizer Quarter by the amount of the applicable Sales Milestone Credit. To the extent any Sales Milestone Credit cannot be fully credited by reducing the amount of the royalty payments due in respect of that next Pfizer Quarter, the royalty payments due in respect of subsequent Pfizer Quarters shall be reduced by any remaining amount until the applicable Sales Milestone Credit has been fully credited.
9.5 Duration of Royalty Payments.
Payments under Section 9.3 in respect of Net Sales for a Licensed Product in the Field in a country in the Territory shall continue until the expiration of the Royalty Term in that country for such Licensed Product in the Field; thereafter, the licenses granted under Section 7.1 with respect to such Licensed Product in such country shall be royalty-free and fully paid up, perpetual and irrevocable.
Section 10 ACCOUNTING AND PROCEDURES FOR PAYMENT.
10.1 Inter-Company Sales.
Sales between or among PFIZER, its Affiliates or sub-licensees shall not be subject to royalties under Section 9. Instead, only the first sale by PFIZER or its Affiliates or sublicensees to a Third Party shall be used to calculate the Net Sales upon which the royalty calculation is based. PFIZER shall be responsible for the payment of royalties on Net Sales by its Affiliates or sublicensees to Third Parties.
10.2 Currency.
All royalty payments shall be computed and paid in United States dollars. For the purposes of determining the amount of any Sales Milestone Payments or royalties due for the relevant Pfizer Quarter, the amount of Net Sales in any foreign currency shall be converted into United States dollars in a manner consistent with PFIZER’S normal practices used to prepare its audited financial reports; provided that such practices use a widely accepted source of published exchange rates.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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10.3 Royalty Payments.
(a) PFIZER shall make royalty payments to ATHERSYS with respect to each Pfizer Quarter, within sixty (60) days after the end of each calendar quarter, and each payment shall be accompanied by a report identifying the applicable Pfizer Quarter for each Licensed Product in the Field: (i) each applicable country or, for those countries where PFIZER does not typically produce a country-specific report, the applicable region in which Net Sales occurred; (ii) the gross sales for the Licensed Product in each such country or such region; (iii) the Net Sales for the Licensed Product for each such country or such region; (iv) the applicable royalty rate for the Net Sales for the Licensed Product in each such country or such region; and (v) the amount of royalties payable to ATHERSYS for the Licensed Product in each such country or such region, as well as the computation thereof. Said reports shall be kept confidential by ATHERSYS and not disclosed to any other party, other than ATHERSYS’s accountants which shall be obligated to keep such information confidential, and such information and reports shall only be used for purposes of this Agreement.
(b) If Net Sales in any Pfizer Quarter during a given Pfizer Year are less than zero (as a result of returns or recalls of Licensed Product in the Field or any other circumstance), then PFIZER will not be obligated to pay ATHERSYS any royalties for such Pfizer Quarter, and for purposes of calculating royalty payments with respect to the fourth Pfizer Quarter of such Pfizer Year, Net Sales for such fourth Pfizer Quarter shall be reduced by the aggregate amount of negative Net Sales in each Pfizer Quarter of such Pfizer Year in which Net Sales are less than zero. If, as a result of such reduction, the aggregate Net Sales with respect to such fourth Pfizer Quarter are less than zero, then, for purposes of calculating royalty payments with respect to the first or subsequent Pfizer Quarters of the next succeeding Pfizer Year, Net Sales for such first Pfizer Quarter and until any negative Net Sales have been fully exhausted any subsequent Pfizer Quarters shall be reduced by the amount of negative Net Sales in the fourth Pfizer Quarter of the immediately preceding Pfizer Year.
10.4 Method of Payments.
Each payment hereunder shall be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at PFIZER’s election, to such bank account as ATHERSYS shall designate in writing to PFIZER at least five (5) Business Days before the payment is due.
10.5 Inspection of Records.
PFIZER shall, and shall cause its Affiliates and sublicensees to, keep accurate books and records setting forth the, gross sales of each Licensed Product in the Field, Net Sales of each such Licensed Product, amounts payable hereunder to ATHERSYS for each such Licensed Product and other information reasonably required to verify the calculation of payments made under Section 10.3 and Schedule 3.2(c), provided that nothing in this Section 10.5 shall require PFIZER to keep or create books, records or reports solely for the purpose for this Section 10.5 or which PFIZER would not typically keep for the purpose

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of determining and reporting royalties or profit sharing arrangements. PFIZER shall permit ATHERSYS, by independent certified public accountants employed by ATHERSYS and reasonably acceptable to PFIZER, to examine such books and records at any reasonable time, upon reasonable notice, but not later than two (2) years following the rendering of the corresponding reports pursuant to Section 10.3 and Schedule 3.2(c). The foregoing right of examination may be exercised only once during each twelve (12)-month period of the Term and once during the two (2) year period after the Term. PFIZER may require such accountants to enter into a reasonably acceptable confidentiality agreement, and in no event shall such accountants disclose to ATHERSYS any information, other than such as relates to the accuracy of the corresponding reports pursuant to Section 10.3 and Schedule 3.2(c). The opinion of said independent accountants regarding such reports and related payments shall be binding on the parties, other than in the case of manifest error. ATHERSYS shall bear the cost of any such examination and review; provided that if the examination shows an underpayment of royalties of more than five percent (5%) of the amount due for the applicable period, then PFIZER shall promptly reimburse ATHERSYS for all costs incurred in connection with such examination. PFIZER shall promptly pay to ATHERSYS the amount of any underpayment of royalties revealed by an examination. Any overpayment of royalties by PFIZER revealed by an examination shall be fully-creditable against future royalty payments under Section 9.3.
Upon the expiration of the two (2) year period following the rendering of a royalty report pursuant to Section 10.3, such report shall be binding on the parties, and PFIZER and its Affiliates shall be released from any liability or accountability with respect to royalties for the period covered by such report.
10.6 Tax Matters.
It is understood and agreed between the parties that any payments made by PFIZER under this Agreement are inclusive of any value added or similar tax imposed upon such payments. In addition, in the event any payments made by PFIZER pursuant to this Agreement become subject to withholding taxes under the laws or regulation of any jurisdiction, PFIZER shall deduct and withhold the amount of such taxes for the account of ATHERSYS to the extent required by applicable Law or regulations; such amounts payable to ATHERSYS shall be reduced by the amount of taxes deducted and withheld; and PFIZER shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to ATHERSYS an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable ATHERSYS to claim such payment of taxes. Any such withholding taxes required under applicable Law or regulations to be paid or withheld shall be an expense of, and borne solely by ATHERSYS . PFIZER will provide ATHERSYS with reasonable assistance to enable ATHERSYS to recover such taxes as permitted by applicable Law or regulations.

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Section 11 PATENTS AND INFRINGEMENT.
11.1 Prosecution.
ATHERSYS will be responsible for filing, prosecuting and maintaining the Athersys Patent Rights, at its own cost and expense. ATHERSYS shall consult and reasonably cooperate with PFIZER with respect to any potentially patentable inventions within the Research Program IPRs and Athersys Combination Product IPRs, including with respect to the content and timing of filing any draft patent applications thereon. ATHERSYS shall consult with PFIZER regarding countries in which to file any Athersys Patent Rights that (i) are based upon Research Program IPRs or Athersys Combination Product IPRs, or (ii) are other Athersys Patent Rights that are, at the relevant time, licensable or sublicensable for commercial purposes exclusively by ATHERSYS or its Affiliates, and that claim, or are reasonably likely to claim, inventions applicable to Licensed Products for use in the Field (such Athersys Patent Rights under (i) and (ii) collectively, “Athersys Exclusive Patent Rights”), and that are to be filed subsequent to the Effective Date. ATHERSYS shall promptly notify PFIZER of any new Athersys Patent Rights that are, or any Athersys Patent Rights existing as of the Effective Date that become, Athersys Exclusive Patent Rights under subsection (ii) of the preceding sentence.
11.2 Updates and Cooperation.
ATHERSYS will keep PFIZER informed of the status of the Athersys Patent Rights from time to time and in any event promptly on PFIZER’s reasonable request, and will provide PFIZER with copies of all substantive documentation submitted to, or received from, the patent offices in connection with the Athersys Exclusive Patent Rights. With respect to any substantive submissions that ATHERSYS is required to, or otherwise intends to, submit to a patent office, or any material decision relating to prosecution of the Athersys Exclusive Patent Rights, ATHERSYS shall provide a draft of such submission to PFIZER or inform PFIZER of such intended decision, reasonably in advance of the deadline or of the intended filing date of such submission or such decision effective date, for submission of such documentation. PFIZER shall have the right to review and comment upon any such submission by ATHERSYS, or any intended decision, to a patent office and will provide such comments, if any, reasonably in advance of the applicable deadline, intended filing date or decision effective date. ATHERSYS shall reasonably consider all comments provided by PFIZER and shall incorporate such comments unless ATHERSYS provides to PFIZER reasonable justification for not doing so.
11.3 Maintenance.
ATHERSYS shall maintain, for the full life thereof, all patents under the Athersys Patent Rights unless ATHERSYS, in its reasonable discretion decides otherwise for commercial reasons. ATHERSYS will notify PFIZER of any decision not to file applications or any decision (i) not to file applications for, or not to enter the national phase for a PCT patent application, or validate a patent in a particular country, or (ii) to cease prosecution and/or maintenance of, or cease to pay the expenses of prosecution or maintenance of, any Athersys Exclusive Patent Rights in any country. ATHERSYS will provide such notice as soon as reasonably possible after its decision with respect to any of the foregoing, and sufficiently before (a) any date on which it must offer the right to prosecute to Angiotech, any licensor or any other party, and (b) any filing or payment due date or any other due date that requires action to avoid abandonment of or loss of right to file the patent or application, to enable PFIZER to consult with ATHERSYS regarding such decision and to undertake any action it may be entitled to take hereunder, in connection with such Athersys Exclusive Patent Rights. In such event, PFIZER shall, subject only to any rights granted to Angiotech prior to the Effective Date, and any limitations in any relevant in-licenses, have the right to make the filing, or to continue the prosecution and maintenance of such Athersys Exclusive Patent Rights at its expense, provided that (x) with respect to Athersys Exclusive Patent Rights which are Research Program IPRs, ATHERSYS shall assign, free of charge, such Athersys Exclusive Patent Rights to PFIZER and (y) with respect to any Athersys Exclusive Patent Rights included in Schedule 1.83 such Athersys Exclusive Patent Rights shall no longer be part of that Schedule.

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11.4 Notices.
ATHERSYS agrees that it will, and will cause its Affiliates to, (i) execute and file those notices and other filings as PFIZER shall request be made to record the existence of the rights granted hereunder, from time to time with the United States Patent and Trademark Office (or any successor agency) or any analogous patent office in the Territory, to the extent such filings are permitted in accordance with applicable Laws.
11.5 Patent Term Extensions.
PFIZER, subject to any rights granted to Angiotech prior to the Effective Date, shall have the exclusive right, but not the obligation, to seek, in ABT’s name if so required, patent term extensions, and supplemental protection certificates and the like available under Law, including 35 U.S.C. § 156 and applicable foreign counterparts, in any country in the Territory in relation to the Athersys Exclusive Patent Rights. ATHERSYS and PFIZER shall cooperate in connection with all such activities, and PFIZER, its agents and attorneys will give due consideration to all suggestions and comments of ATHERSYS regarding any such activities, but in the event of a disagreement between the parties, PFIZER will have final the final decision-making authority.
11.6 Third Party Royalty Obligations.
If PFIZER (a) reasonably determines in good faith that, in order to avoid infringement of any patent not licensed hereunder, it is reasonably necessary to obtain a license from a Third Party in order to make, use, sell, offer for sale, supply, cause to be supplied, or import a Licensed Product in the Field in a country in the Territory and to pay a royalty or other consideration under such license (including in connection with the settlement of a patent infringement claim), or (b) shall be subject to a final court or other binding order or ruling requiring any payments, including the payment of a royalty to a Third Party patent holder in respect of sales of any Licensed Product in the Field in a country in the Territory, then, without limiting ATHERSYS’ obligations under Section 17.1(a) (if any), the amount of PFIZER’s royalty payments under Section 9.3 with respect to Net Sales for such Licensed Product in such country shall be reduced by the amount payable by PFIZER to such Third Party, provided, however, that in no event will a deduction, or deductions, under this Section 11.6, in the aggregate, reduce any royalty payment made by PFIZER in respect of Net Sales of such Licensed Product pursuant to Section 9.3 in any Pfizer Year to less than [*] percent ([*%]) of Net Sales of such Licensed Product for that Pfizer Year.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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11.7 Third Party Infringement.
(a) Each party will promptly notify the other in the event of any actual, potential or suspected infringement of a patent under the Athersys Patent Rights by any Third Party. Except as provided in Section 11.7(b) and 11.9, PFIZER shall have the sole right, but not the obligation, to institute litigation in connection with any infringement of the Athersys Exclusive Patent Rights in the Field, and any such litigation shall be at PFIZER’s expense, subject to ATHERSYS’ obligation to indemnify PFIZER for such expenses pursuant to Section 17 (if any); provided that any recoveries resulting from such action relating to a claim of a Third Party infringement, after deducting PFIZER’s out of pocket expenses (including counsel fees and expenses) in pursuing such claim, will be deemed Net Sales. If required in order to establish standing, ATHERSYS, upon request of PFIZER, agrees to timely commence or join in any such litigation, at PFIZER’s expense, and in any event to cooperate with PFIZER at PFIZER’s expense. The parties shall consult with respect to potential strategies for terminating such alleged or threatened infringement without litigation and PFIZER may not enter into settlements, stipulated judgments or other arrangements respecting such infringement without the prior written consent of ATHERSYS. No settlement, stipulated judgment or other voluntary final disposition of a suit under this Section 11.7 may be undertaken by PFIZER without the consent of ATHERSYS if such settlement, stipulated judgment or other voluntary final disposition would require ATHERSYS to be subject to an injunction, admit wrong-doing, make a monetary payment or would otherwise materially adversely affect ATHERSYS’ rights under this Agreement or any of the Athersys Exclusive Patent Rights.
(b) If PFIZER fails, pursuant to Section 11.7(a) to bring an action with respect to, or to terminate, the Third Party infringement prior to the earlier of (i) one hundred and eighty (180) days following the notice of alleged infringement; and (ii) ten (10) days before the time limit, if any, set forth in the applicable Laws for the filing of such actions, then ATHERSYS shall have the right, but not the obligation, to defend or institute litigation in connection therewith, and any such litigation shall be at ATHERSYS’ expense; provided that any recoveries resulting from such action relating to a claim of a Third Party infringement will be retained by ATHERSYS. PFIZER, upon request of ATHERSYS, shall cooperate with ATHERSYS at ATHERSYS’ expense, but shall be under no obligation to join in any such litigation. If PFIZER joins in such litigation, the parties shall consult with respect to potential strategies for terminating such alleged or threatened infringement without litigation. ATHERSYS may not enter into settlements, stipulated judgments or other arrangements respecting such infringement without the prior written consent of PFIZER if such settlement, stipulated judgment or other arrangement would require PFIZER to be subject to an injunction, admit wrong-doing, make a monetary payment or would otherwise conflict with the exclusive rights granted to PFIZER under this Agreement.
11.8 ANDA Filings.
If either party receives a notice under 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) (“Paragraph IV Notice”) or any supplements or comparable provisions relating to biologic products (“ANDA Filing”) that are alleged to be equivalent to a Licensed Product in the Field and for which an Athersys Exclusive Patent Right is listed in the FDA’s Orange Book, then it shall provide a copy of such notice to the other party within two (2) Business Days after its receipt thereof. PFIZER shall have the only right, but no obligation, to initiate patent infringement litigation based on any ANDA Filing concerning any Athersys Exclusive Patent Rights in connection with the Field, at its own expense. In order to establish standing, ATHERSYS shall reasonably cooperate with PFIZER in any such litigation and shall timely commence or join in any such litigations, at PFIZER’s request and expense.

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11.9 Validity and Enforceability Challenges Concerning Athersys Exclusive Patent Rights.
Each party shall promptly notify the other in the event of any legal or administrative action by any Third Party involving an Athersys Exclusive Patent Right of which a party becomes aware, including any nullity, revocation, re-examination or compulsory license proceeding. In the event of an assertion of invalidity or unenforceability of Athersys Exclusive Patent Rights licensed hereunder, ATHERSYS shall promptly advise PFIZER in writing of such assertion and of all relevant facts and circumstances known to ATHERSYS pertaining to such assertion. Where such validity or enforceability assertion is made in connection with a litigation under Section 11.7 or 11.8, or in a declaratory judgment action where a counterclaim for infringement is subsequently made by PFIZER or ATHERSYS pursuant to Section 11.7, the party controlling such litigation under Sections 11.7 or 11.8 shall have the right to control the defense of such assertion. In all other instances, both parties shall thereafter consult and cooperate fully to determine an appropriate course of action.
11.10 Compensation to Inventors/Third Party Licensing Athersys Patent Rights or Technology.
As between ATHERSYS and PFIZER, only ATHERSYS shall be responsible for any compensation and any other payments due to the inventors or Third Party Licensors of Athersys Patent Rights, Athersys Technology or to the ATHERSYS inventors of any Research Program IPRs or Athersys Combination Product IPRs. As between ATHERSYS and PFIZER only PFIZER shall be responsible for any compensation,and any other payments due to the inventors or PFIZER’s licensors, of any Pfizer Technology or to the PFIZER inventors of any Research Program IPRs or Pfizer Combination Product IPRs.
11.11 Trademarks.
The Licensed Product shall be sold in the Territory under trademark(s) selected solely by PFIZER and marketed using logos, slogans, trade dress, domain names and other intellectual property selected and owned by PFIZER (hereinafter collectively “Trademarks”). All Trademarks filed in the Territory shall be owned by PFIZER and applications for registration of such Trademarks shall be filed and prosecuted by PFIZER with reasonable assistance from ATHERSYS if necessary. All costs of the filing of applications for registration of Trademarks in the Territory shall be borne solely by PFIZER.
Section 12 CONFIDENTIALITY; PUBLICATION
12.1 Confidential Information.
(a) PFIZER and ATHERSYS each agree that during the Term and for seven (7) years thereafter, it will keep confidential, and will cause its Affiliates to keep confidential, all of the other party’s Confidential Information that is disclosed to it (including, in the case of ATHERSYS, disclosed pursuant to ATHERSYS exercising its observation rights under this Agreement), or to any of its Affiliates. PFIZER and ATHERSYS each agree to take such action, and to cause its Affiliates to take such action, to preserve the confidentiality of Athersys Confidential Information and Pfizer Confidential Information, respectively, as it would customarily take to preserve the confidentiality of its own similar types of confidential information.

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(b) Each of PFIZER, ATHERSYS and their respective Affiliates agree (i) to use ATHERSYS Confidential Information and Pfizer Confidential Information, respectively, only as expressly permitted in this Agreement and (ii) not to disclose ATHERSYS Confidential Information and Pfizer Confidential Information, respectively, to any Third Parties under any circumstance without the prior consent of the other party, except as expressly permitted in this Agreement.
(c) Notwithstanding anything to the contrary in this Section 12, PFIZER may disclose ATHERSYS Confidential Information (i) to Governmental Authorities (A) to the extent desirable to obtain or maintain INDs or Regulatory Approvals for any Licensed Product in the Field or Combination Product in the Field within the Territory, and (B) in order to respond to inquiries, requests or investigations relating to this Agreement; (ii) to outside consultants, contractors, advisory boards, managed care organizations, and non-clinical and clinical investigators, in each case to the extent desirable to develop, register, market or otherwise commercialise any Licensed Product in the Field or exercise its rights under Sections 7.1 and/or 7.2; provided that PFIZER shall obtain the same confidentiality obligations from such Third Parties as it obtains with respect to its own similar types of confidential information; (iii) in connection with filing or prosecuting Patent Rights as permitted by this Agreement; (iv) in connection with prosecuting or defending litigation as permitted by this Agreement, provided that PFIZER shall use reasonable efforts to limit the dissemination of such Confidential Information, including by use of protective orders and the like, as PFIZER would use for its own similar types of confidential information; (v) in connection with or included in scientific presentations and publications relating to Licensed Products in the Field, including abstracts, posters, journal articles and the like, and posting of results of, and other information about, clinical trials to clincialtrials.gov or PhRMA websites, and (vi) to the extent necessary or desirable in order to enforce its rights under this Agreement, provided that PFIZER shall use reasonable efforts to limit the dissemination of such Confidential Information, including by use of protective orders and the like, as PFIZER would use for its own similar types of confidential information.
(d) Notwithstanding anything to the contrary in this Section 12, ATHERSYS may disclose Pfizer Confidential Information to: (i) Governmental Authorities in order to respond to inquiries, requests or investigations relating to this Agreement; (ii) to outside consultants, contractors, advisory boards, managed care organizations, and non-clinical and clinical investigators, in each case to the extent required for ATHERSYS to fulfil any of its obligations under the Research Plan or a Clinical Development Plan or desirable to exercise its rights under Section 7.4 provided that ATHERSYS shall obtain the same confidentiality obligations from such Third Parties as it obtains with respect to its own similar types of confidential information; (iii) in connection with prosecuting or defending litigation as permitted by this Agreement; provided that ATHERSYS shall use reasonable efforts to limit the dissemination of such Confidential Information, including by use of protective orders and the like, as ATHERSYS would use for its own similar types of confidential information; (iv) to the extent necessary or desirable in order to enforce its rights under this Agreement, provided that ATHERSYS shall use reasonable efforts to limit the dissemination of such Confidential Information, including by use of protective orders and the like, as ATHERSYS would use for its own similar types of confidential information; and (v) in connection with filings required by security regulations and the rules and regulations of any securities exchanges upon which ATHERSYS’ securities are traded (e.g., Nasdaq); provided that ATHERSYS shall use reasonable efforts to limit the dissemination of such Confidential Information, including by use of protective orders and the like, as ATHERSYS would use for its own similar types of confidential information.

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(e) If ATHERSYS is subject to a Change of Control, ATHERSYS will, and it will cause its Representatives to, ensure that no Pfizer Confidential Information is released to (i) any Affiliate of ATHERSYS that becomes an Affiliate as a result of the Change of Control or (ii) any Representatives of ATHERSYS (or of the relevant surviving entity of such Change of Control) who become Representatives as a result of the Change of Control, unless such Representatives have signed individual confidentiality agreements which include equivalent obligations to those set out in this Section 12. If any Change of Control of ATHERSYS occurs, ATHERSYS shall promptly notify PFIZER, share with PFIZER the policies and procedures it plans to implement in order to protect the confidentiality of Pfizer Confidential Information prior to such implementation and make any adjustments to such policies and procedures that are reasonably requested by PFIZER.
12.2 Publication.
ATHERSYS shall not, and shall cause, its Affiliate and its Affiliates’ employees, consultants, contractors, licensees and agents not to publish or present any information with respect to any Licensed Product in the Field or Combination Product in the Field without PFIZER’s prior written consent (which may be withheld in its sole and final discretion), except as may be required by Law or legal proceedings.
Notwithstanding the foregoing, ATHERSYS shall have the right to publish information generated by ATHERSYS prior to the Effective Date with respect to any Licensed Product in the Field or Combination Product in the Field subject to the following procedure. ATHERSYS shall provide to PFIZER drafts of any proposed abstracts, manuscripts or presentations that cover such Licensed Product or Combination Product at least thirty (30) days prior to ATHERSYS’s submission of such proposed abstract, manuscript or summary for publication or presentation. PFIZER shall be permitted to review and comment on such drafts, and shall designate a person who shall be responsible for approving such publications. Such designated person shall respond promptly, and in no event later than twenty (20) days after receipt of the proposed material, with either approval of the proposed material or a specific statement of concern. If a statement of concern is submitted, ATHERSYS agrees not to submit such publication or to make such presentation that contains such information until PFIZER is able to resolve any issues (not to exceed forty-five (45) days following such statement of concern). With respect to any proposed abstracts, manuscripts or summaries for publication or presentation by independent investigators or other Third Parties, such materials shall be subject to review under the principles of this Section 12.2 to the extent reasonable practicable.

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12.3 Publicity.
The form of public announcement of the execution of this Agreement is set forth on in Schedule 12.3 attached hereto and shall be promptly disseminated following the execution of this Agreement by both parties. Except as set forth in Section 12.2, neither Party may make any public statement (written or oral), including in analyst meetings, concerning the terms of, or events related to, this Agreement or concerning any Licensed Product in the Field including any Combination Product in the Field, except where such statement: (a) is required by Law, the rules and regulations of any securities exchange upon which a party’s securities are traded, or legal proceedings, (b) is required to be contained in a party’s financial statements prepared in accordance with generally acceptable accounting principles in the United States, (c) has been announced previously in accordance with this Section 12.3, or (d) has been announced previously by a party, so long as, in the case of (c) or (d), such public statement is consistent with such previously announced statement. In the case of any public statement (written or oral) that is required by Law or legal proceedings, the disclosing party shall (i) use commercially reasonable efforts to obtain confidential treatment of financial and trade secret information, and (ii) if reasonably practicable under the circumstances, give the other party sufficient advance notice of the text so that such other party will have the opportunity to comment upon the statement, and give due consideration to any such comments in the final statement. The parties will work together to establish a mutually agreed plan for publicizing activities and developments under this Agreement.
12.4 Filing, Registration or Notification of the Agreement.
The parties shall promptly following the Effective Date and in any event within forty five (45) days of the Effective Date agree a redacted form of this Agreement (the “Redacted Agreement”) which will then be deemed included in this Agreement at Schedule 12.4. If a party determines that it is required by Law to publicly file, register or notify this Agreement with a Governmental Authority, such party shall (i) initially file the Redacted Agreement, (ii) request, and use commercially reasonable efforts to obtain, confidential treatment of all terms redacted from this Agreement, as reflected in the Redacted Agreement, for the maximum period permitted by such Governmental Authority, (iii) permit the other party to review and approve such request for confidential treatment and any subsequent correspondence with respect thereto at least five (5) Business Days prior to its submission to such Governmental Authority, (iv) promptly deliver to the other party any written correspondence received by it or its representatives from such Governmental Authority with respect to such confidential treatment request and promptly advise the other party of any other communications between it or its representatives with such Governmental Authority with respect to such confidential treatment request, (v) upon the written request of the other party, request an appropriate extension of the term of the confidential treatment period, and (vi) if such Governmental Authority requests any changes to the redactions set forth in the Redacted Agreement, use commercially reasonable efforts to support the redactions in the Redacted Agreement as originally filed and shall not agree to any changes to the Redacted Agreement without first discussing such changes with the other party and taking the other party’s comments into consideration when deciding whether to agree to such changes. Each party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.

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Section 13 REPRESENTATIONS AND WARRANTIES
13.1 ATHERSYS Representations and Warranties.
As of the date hereof and as of the Effective Date of this Agreement, AI and ABT each jointly and severally hereby represents and warrants to PFIZER as follows:
(a) ATHERSYS has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by ATHERSYS have been duly and validly authorized and approved by proper corporate action on the part of ATHERSYS, and ATHERSYS has taken all other action required by Law, its certificate of incorporation, by-laws or other organizational documents or any agreement to which it is a party, or to which it may be subject, required to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of PFIZER, this Agreement constitutes a legal, valid and binding obligation of ATHERSYS, enforceable against ATHERSYS in accordance with its terms.
(b) The execution and delivery of this Agreement by ATHERSYS and the performance by ATHERSYS contemplated hereunder does not and will not violate any Laws or any order of any court or Governmental Authority applicable to or binding upon ATHERSYS.
(c) To the knowledge of ATHERSYS, the patents and patent applications encompassed within the Athersys Exclusive Patent Rights, are, or, upon issuance, will be, valid and enforceable patents and no Third Party (i) is infringing any such patents relating to any MultiStem Product as of the Effective Date or (ii) other than a Government Authority in the course of patent prosecution, is challenging the patentability, validity or enforceability of any claims of any such patents or patent applications (including by way of example through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign entity).
(d) To the knowledge of ATHERSYS, the manufacture, use, sale, offer for sale, supply or importation by ATHERSYS or PFIZER (or their respective Affiliates) of any MultiStem Product or Licensed Products existing, or any Clinical Development Candidate and Licensed Products in the Field contemplated, at the Effective Date does not and will not infringe any issued valid claims of any patent of any Third Party.
(e) Schedule 1.8 contains a complete and correct list of all patents and patent applications owned or co-owned by or licensed to ATHERSYS (and indicating which entity owns or co-owns each patent and patent application and under which Third Party License any such patents or patent applications are licensed to ATHERSYS) relating to the Licensed Products.
(f) Except as otherwise set out in Schedule 1.8, ATHERSYS is the sole legal and beneficial owner of all the ATHERSYS Patent Rights and ATHERSYS Technology, free of any lien, encumbrance, charge, security interest, mortgage or other similar restriction and no person, firm, corporation or other entity (including any Affiliate of ATHERSYS) has any right, interest or claim in or to, and neither ATHERSYS nor any of its Affiliates has entered into any agreement granting any right, interest or claim in or to, any ATHERSYS Patent Rights or ATHERSYS Technology to any Third Party (including any academic organization or agency) that conflicts with or limits the rights licensed to PFIZER under Sections 7.1 and 7.2.
(g) ATHERSYS has complied in all material respects with all applicable Laws, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Athersys Exclusive Patent Rights in the Territory.

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(h) Except as set out in Schedule 1.8 and to the best of ATHERSYS’ knowledge and belief, none of the Athersys Patent Rights or Athersys Technology were developed with federal funding from the United States government or any other Governmental Authority.
(i) ATHERSYS or, as applicable ATHERSYS’ licensor, has obtained or procured assignments, or an obligation to assign, by contract, university policies or otherwise, from the inventors of all inventorship rights relating to the Athersys Patent Rights, and all such assignments of inventorship rights relating to the Athersys Patent Rights are valid and enforceable.
(j) The agreements listed in Schedule 1.8 as heretofore delivered by ATHERSYS to PFIZER represent the complete agreement and understanding between the respective Third Parties and ATHERSYS relating to the Athersys Patent Rights and Athersys Technology which are the subject of those agreements. The agreements listed in Schedule 1.8 have not been modified, supplemented or amended, other than by amendments thereto provided to PFIZER prior to the execution date of this Agreement or as required in writing by ATHERSYS, PFIZER and the relevant Third Party in connection with the transactions contemplated by this Agreement. Except for the agreements listed in Schedule 1.8, there are no agreements to which ATHERSYS or any of its Affiliates is a party pursuant to which ATHERSYS or any of its Affiliates has a license, or an option to obtain a license, or holds an immunity from suit, with respect to patents which (x) are pending, applied for, granted or registered, and (y) but for ATHERSYS’s rights under such agreements, could be asserted by third parties to be infringed by the development manufacture, distribution, use, or sale of Licensed Products in the Field. ATHERSYS has previously delivered to PFIZER all of its agreements with any Third Parties regarding supply and manufacture of all goods and services relating to MultiStem Products none of which have been modified, supplemented or amended; (ii) the Third Party Licenses are in full force and effect, all payments to date required to be made thereunder by ATHERSYS have been made, and ATHERSYS is in compliance in all respects with its respective obligations thereunder and (iii) ATHERSYS is not aware of any breach by other parties to any Third Party License.
(k) Except pursuant to the Third Party Licenses and as otherwise set out in Schedule 1.8 none of the ATHERSYS Patent Rights or ATHERSYS Technology have been licensed or otherwise made available (including pursuant to any immunity from suit arrangement) to ATHERSYS or any of its Affiliates from a Third Party.
(l) ATHERSYS has heretofore disclosed to PFIZER all material scientific and technical information and all information relating to safety and efficacy known to it, or its Affiliates, with respect to the MultiStem Products and Licensed Products.
(m) ATHERSYS has heretofore disclosed to PFIZER all material correspondence and contact information between ATHERSYS and the FDA and any other Governmental Authorities regarding the MultiStem Products and Licensed Products.
(n) Neither the execution and delivery of this Agreement nor the performance hereof by ATHERSYS or any of the Affiliates requires ATHERSYS to obtain any permits, authorizations or consents from any Governmental Authority or from any other person, firm or corporation, and such execution, delivery and performance will not result in the breach of or give rise to any right of termination, rescission, renegotiation or acceleration under, or trigger any other rights under, any agreement or contract to which ATHERSYS is a party or to which it may be subject that relates to the ATHERSYS Patent Rights, the ATHERSYS Technology, the MultiStem Products, Licensed Products or ATHERSYS’ obligations under this Agreement.

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(o) There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of ATHERSYS, threatened against ATHERSYS, any of its Affiliates or any Third Party, in each case in connection with the ATHERSYS Patent Rights, the ATHERSYS Technology or the MultiStem Products and Licensed Products which would have a negative impact on the Research Program, any Clinical Development Plan or any other obligation of ATHERSYS under this Agreement.
(p) ATHERSYS, its Affiliates or, to the best of ATHERSYS’ knowledge and belief, its Third Party Licensors, have complied materially with all Laws, codes of practice, directions, guidance, required licenses, permits and authorisations concerning health and safety, human tissue, clinical trials and environmental procedures, protocols and systems applicable to the isolation, purification, derivation, production, traceability, research, development and manufacture of the MultiStem Products and Licensed Products and all such licenses, permits or authorisations in relation to such Law are valid and subsisting and there are no circumstances or grounds that would lead a Governmental or Regulatory Authority to revoke, suspend or cancel such licenses, permits or authorisations, or impose a penalty or that would result in any permit, license authorisation being revoked, suspended, cancelled or not renewed.
(q) The MultiStem Products are not derived from embryonic sources.
(r) ATHERSYS is financially solvent, that is has sufficient funds on hand as of the Effective Date, and sufficient capacity to obtain additional funds for the Initial Research Term, (including pursuant to Section 8.1) to satisfy all of its obligations under this Agreement and to meet any other payment obligations as they become due in the ordinary course of business.
13.2 PFIZER Representations and Warranties.
As of the date hereof and as of the Effective Date of this Agreement, PFIZER hereby represents and warrants to ATHERSYS as follows:
(a) PFIZER has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by PFIZER have been duly and validly authorized and approved by proper corporate action on the part of PFIZER, and PFIZER has taken all other action required by Law, its certificate of incorporation or by-laws, or any agreement to which it is a party or to which it may be subject, required to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of ATHERSYS, this Agreement constitutes a legal, valid and binding obligation of PFIZER, enforceable against PFIZER in accordance with its terms.

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(b) The execution and delivery of this Agreement by PFIZER and the performance by PFIZER contemplated hereunder does not and will not violate any Laws or any order of any court or Governmental Authority, except for such violations that would not have an adverse effect on the ability of PFIZER to perform its obligation under this Agreement.
(c) Neither the execution and delivery of this Agreement nor the performance hereof by PFIZER requires PFIZER to obtain any permits, authorizations or consents from any Governmental Authority (other than any regulatory approvals relating to the manufacture, use, importation or sale of any Licensed Product) or from any other person, firm or corporation, and such execution, delivery and performance will not result in the breach of or give rise to any right of termination under any agreement or contract to which PFIZER is a party or to which it may be subject, except for those breaches or rights that would not adversely affect the ability of PFIZER to perform its obligations under this Agreement.
(d) There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of PFIZER, threatened against PFIZER or any of its Affiliates relating to the transactions contemplated by this Agreement.
13.3 Disclaimer of Warranty.
EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO COMPOUNDS, DEVICES, LICENSED PRODUCTS, ATHERSYS PATENT RIGHTS, OR ATHERSYS TECHNOLOGY, PFIZER TECHNOLOGY OR COMBINATION PRODUCT IPRS OR ANY OTHER SUBJECT MATTER UNDER THIS AGREEMENT. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 13, EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.
Section 14 ADDITIONAL COVENANTS.
14.1 ATHERSYS shall not (and shall cause its Affiliates not to) license, sell, assign or otherwise transfer to any person any ATHERSYS Patent Rights or any ATHERSYS Technology (or agree to do any of the foregoing) in a manner that would conflict with the rights granted to PFIZER under Sections 7.1 and 7.2. In addition, ATHERSYS hereby covenants and agrees that ATHERSYS shall not incur or permit to exist (and shall cause each of its Affiliates not to incur or permit to exist), with respect to any ATHERSYS Patent Rights and/or Athersys Technology, any lien, encumbrance (other than grants of licenses to Third Parties), charge, security interest, mortgage, liability, or other restriction (including in connection with any indebtedness) without the prior written agreement of PFIZER, such agreement not to be unreasonably withheld or delayed. ATHERSYS shall notify PFIZER not less than thirty (30) days prior to granting any license to a Third Party of its intention to grant that license, giving PFIZER sufficient information as to the nature and scope of any proposed license to be granted reasonably related to diseases or conditions in the area of immune system dysfunction and modulation. ATHERSYS shall reasonably consider any comments provided by PFIZER regarding such proposed license to a Third Party.

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14.2 ATHERSYS shall take all necessary steps to record the transfer in all relevant patent offices of patent rights for [*] within thirty (30) days of the Effective Date.
14.3 ATHERSYS shall promptly following the Effective Date obtain or procure assignments from the inventors of all inventorship rights relating to the Athersys Exclusive Patent Rights and shall promptly obtain or procure any outstanding assignments from all inventors of all inventorship rights relating to any other Athersys Patent Rights on PFIZER’s request.
14.4 ATHERSYS, without the prior written consent of PFIZER such agreement not to be unreasonably withheld or delayed,(a) shall not execute or otherwise permit, and shall cause its Affiliates to refrain from executing or otherwise permitting, any amendment, modification or waiver to any of the Third Party Licenses, (b) shall not make any election or exercise any right or option (or omit to take any action) which would, and shall cause its Affiliates to refrain from making any election or exercising any right or option (or omitting to take any action) which would, terminate or relinquish in whole or in part any right under a Third Party License, or (c) shall comply, and shall cause its Affiliates to comply in all respects, with all of its, and its Affiliates’, obligations under the Third Party Licenses. ATHERSYS shall take, and shall cause its Affiliates to take, such actions as shall be necessary to keep in full force and effect the Third Party Licenses and shall give prompt notice to PFIZER, together with a detailed summary of outstanding issues if PFIZER so requests, of any notice received from the Third Party to the Third Party License, of any actual or alleged defaults, breaches, or violations, proposed exercise of any Third Party rights or of any proposed amendments or proposed modifications of, or any proposed waivers under, any of the Third Party Licenses by any of the parties thereto that ATHERSYS is willing to accept.
14.5 Each of ATHERSYS and PFIZER shall conduct, and shall use reasonable efforts to cause its Affiliates to conduct, all its activities contemplated under this Agreement in accordance with all applicable Laws of the country in which such activities are conducted.
14.6 Without limiting the generality of Section 14.5, each party and its Representatives shall comply materially with all Laws, codes of practice, directions, guidance, permits, licenses and authorisations concerning health and safety, human tissue, clinical trials and environmental procedures, protocols and systems applicable to the isolation, purification, derivation, production, traceability, research, development and manufacture of the Licensed Products and shall not take any action or omit to take any action which would lead a Governmental or Regulatory Authority to revoke, suspend or cancel any licences, permits or authorisations in relation to such Law or to impose a penalty or that would result in any permit, license or authorisation, being revoked, suspended, cancelled or not renewed.
14.7 From and after the date hereof, ATHERSYS shall, upon reasonable notice from PFIZER, provide PFIZER and its Representatives with reasonable access, during regular business hours, to (a) all information concerning Licensed Products in the Field, ATHERSYS Patent Rights and/or Athersys Technology and (b) all employees of ATHERSYS or its Affiliates who possess any information described in clause (a) of this Section 14.7; in each case (a) and (b), to the extent reasonably necessary for PFIZER to exercise the rights granted to it under this Agreement.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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14.8 ATHERSYS shall promptly provide to PFIZER, and keep PFIZER up-to-date in respect of, all information relating to MultiStem Products outside the Field, planned interactions with Regulatory Authorities (or correspondence received) that will or may affect the material quality or safety profile for Licensed Products. PFIZER shall have the right to review and comment upon such information and ATHERSYS shall reasonably consider all comments provided by PFIZER and any differences of opinion shall be submitted to the Co-Chairs of the Development & Regulatory Committee for further discussion provided that this covenant shall not apply as regards any such information in respect of which ATHERSYS requires consent to disclose from Angiotech, until such consent has been obtained. ATHERSYS shall promptly following the Effective Date, and using commercially reasonable efforts, procure the consent of Angiotech to disclosure by ATHERSYS to PFIZER of information pursuant to this Section 14.8.
14.9 Without prejudice to the obligations in Section 3.6 (c) PFIZER shall promptly provide to ATHERSYS, and keep ATHERSYS up-to-date in respect of, all information relating to Licensed Products inside the Field, planned interactions with Regulatory Authorities (or correspondence received) that will or may affect the material quality or safety profile for Licensed Products. ATHERSYS shall have the right to review and comment upon such information and PFIZER shall reasonably consider all comments provided by ATHERSYS and any differences of opinion shall be submitted to the Co-Chairs of the Development & Regulatory Committee for further discussion.
Section 15 TERM
This Agreement shall be effective as of the Effective Date and shall, unless earlier terminated in accordance with Section 16, remain in effect until the expiration of the last-to-expire Royalty Term.
Section 16 TERMINATION
16.1 Termination Rights.
This Agreement may be terminated as follows:
(a) If either PFIZER or ATHERSYS materially breaches or materially defaults in the performance or observance of any of its respective obligations under this Agreement, and such breach or default is not cured within ninety (90) days after the giving of written notice by the other party specifying such breach or default, then such other party shall have the right to terminate this Agreement by providing the breaching party written notice within ten (10) days following the expiration of such ninety (90)-day period (such termination to be effective upon receipt of such termination notice). For the purpose of this Section 16.1(a), a material breach or material default shall include a material inaccuracy in any warranty or representation contained herein.

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(b) PFIZER may terminate this Agreement within thirty (30) days of giving written notice to ATHERSYS if: (i) ATHERSYS is unable at any time during the Research Term to appoint a Suitably Qualified Person to a Key Role following the resignation or other departure of the person to whom that Key Role was previously assigned and that Key Role remains unassigned to a Suitably Qualified Person for [*] or longer; or (ii) [*] or more of the employees of ATHERSYS or its Affiliates performing work under a Research Plan during the Initial Research Term cease within any [*] period to work on the Research Program performing the activities assigned to them under a Research Plan or a Clinical Development Plan or (iii) a Stand-By Licence between PFIZER, the University of Minnesota and ATHERSYS comes in to force due to a termination by the University of Minnesota of its license with ATHERSYS (or its Affiliates).
(c) PFIZER may terminate this Agreement immediately on written notice to ATHERSYS in the event of a Change of Control of AI or ABT that results in AI or ABT being controlled by any entity which has a market capitalization of between [*] to [*] US dollars or the equivalent value of cash in hand; provided, that any such notice must be given by PFIZER within forty five (45) days of PFIZER being notified by ATHERSYS in writing after the Change of Control of AI or ABT.
(d) At any time and for any reason, PFIZER, upon sixty (60) days’ written notice to ATHERSYS, shall have the right, at PFIZER’s sole discretion, to terminate this Agreement, such termination to be effective upon the expiration of such sixty (60)-day period.
(e) ATHERSYS shall have the right to terminate this Agreement if Milestone Event 3 has not occurred within the later of (i) [*] following the end of the Research Term and (ii) [*] following completion of a successful ‘proof of concept’ clinical study, being a clinical study initiated during the Research Term which sufficiently establishes the effectiveness of a Licensed Product for the Pilot or Major Indication in patients to set a dosing regimen for use in a Phase III Clinical Study.
(f) If ATHERSYS reasonably believes that PFIZER has failed to satisfy its obligations to use Commercially Reasonable Efforts to progress, pursuant to the Research Plan and applicable Clinical Development Plan, a Licensed Product to Launch in the Territory (“Diligence Requirement”), ATHERSYS shall so notify PFIZER in writing and PFIZER shall then have one hundred and twenty (120) days to reasonably demonstrate it has satisfied its Diligence Requirement, failing which ATHERSYS may terminate this Agreement on giving PFIZER not less than one hundred and eighty (180) days notice.
16.2 Accrued Obligations.
Expiration or termination of this Agreement for any reason (x) shall be without prejudice to ATHERSYS’s right to receive all payments accrued prior to the effective date of such termination in accordance with the provisions of Sections 8, 9 and 10, as applicable, and to any other remedies that either party may otherwise have and (y) shall not release a party hereto from any indebtedness, liability or other obligation incurred hereunder by such party prior to the date of termination or expiration.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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16.3 Effects of Termination.
(a) Upon any termination of this Agreement by ATHERSYS pursuant to Section 16.1 all licenses and rights granted herein to PFIZER shall terminate, other than the license granted to PFIZER in Section 7.2 (a) and (c), licenses for a Licensed Product in a country that become perpetual pursuant to Section 9.5, and otherwise as specifically provided below.
(b) In addition, if ATHERSYS terminates this Agreement under Section 16.1 or if PFIZER terminates this Agreement under Section 16.1(d), PFIZER shall, promptly after such termination, (i) transfer to ATHERSYS ownership of all investigator’s brochures, regulatory filings and Regulatory Approvals that relate solely to Licensed Products, (ii) deliver to ATHERSYS all pre-clinical and clinical data and information in PFIZER’s possession or control relating solely to Licensed Products, including for clarity manufacturing data, if any (subject to the last sentence of this Section 16.3), in the same form in which PFIZER maintains such data; and (iii) deliver to ATHERSYS, in the same form in which PFIZER maintains such items, copies of all reports, records, regulatory correspondence and other materials in PFIZER’s possession or control relating solely to the pre-clinical and clinical development of Licensed Products, including, if applicable, any information contained in the global safety database established and maintained by PFIZER; provided that the parties agree that any good faith failure by PFIZER to provide immaterial data, information, reports, records, correspondence or other materials to ATHERSYS shall not be a breach of PFIZER’s obligations under this Section 16.3.
(c) Following termination of this Agreement pursuant to Section 16.1: (i) each of PFIZER and ATHERSYS shall, upon request of the other party, return or destroy all ATHERSYS Confidential Information and Pfizer Confidential Information, respectively, disclosed to it pursuant to this Agreement, including all copies and extracts of documents, as promptly as practicable following receipt of such request, except that one (1) copy may be kept for the purpose of complying with continuing obligations under this Agreement and ATHERSYS shall not be required to destroy any information transferred or delivered to ATHERSYS by PFIZER pursuant to Section 16.3(b).
(d) Upon termination of this Agreement by PFIZER pursuant to Sections 16.1(a), (b) or (c) the licenses granted by ATHERSYS to PFIZER pursuant to Sections 7.1 and 7.2 will remain in full force and effect in accordance with their respective terms, and any amounts payable by PFIZER to ATHERSYS pursuant to Section 3.2(c) and Schedule 3.2(c) or Sections 9.1, 9.2 or 9.3 shall remain in effect in accordance with and subject to the provisions of Sections 9 and 10 (along with such other Sections as applicable) provided, however, that where PFIZER terminates this Agreement pursuant to Sections 16.1(a) or (b), any amounts payable by PFIZER to ATHERSYS pursuant to Section 3.2(c) and Schedule 3.2(c) or Sections 9.1, 9.2 or 9.3 shall each be reduced to [*] percent ([*%]) of the amount that would otherwise have been payable under the terms of the Agreement during the Term.
(e) If this Agreement is terminated by PFIZER pursuant to Section 16.1(d) during the Research Term, PFIZER shall remain under an obligation to provide the research funding set out in Section 8 until the expiry of the Research Term.
16.4 Survival
The provisions of Sections 3.2(c), 6, 7.4, 9.5, 10, 11 (so long as any of PFIZER’s licenses survive termination in accordance with Section 16.3), 12, 16.2, 16.3, 16.4, 17, 18, and 19 and Schedules 1.45, 2.7 and 3.2(c), as applicable, (as well as any other Sections and Schedules or defined terms referred to in such Sections and Schedules are necessary to give them effect) shall survive termination or expiration of this Agreement and remain in force until discharged in full. Furthermore, any other provisions required to interpret and enforce the parties’ rights and obligations or to wind up their outstanding obligations under this Agreement shall survive to the extent required.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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16.5 Bankruptcy.
All rights and licenses granted under or pursuant to this Agreement by ATHERSYS are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that PFIZER, as licensee of intellectual property under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that in the event of a rejection of this Agreement by either AI or ABT in any bankruptcy proceeding by or against AI or ABT under the U.S. Bankruptcy Code, (i) PFIZER shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Pfizer’s possession, shall be promptly delivered to it upon Pfizer’s written request therefore, and (ii) neither AI or ABT shall interfere with PFIZER’s rights to intellectual property and all embodiments of intellectual property, and shall assist and not interfere with PFIZER in obtaining intellectual property and all embodiments of intellectual property from another entity. The term “embodiments” of intellectual property includes all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all compounds and products embodying intellectual property, Licensed Products, filings with Regulatory Authorities and related rights, and technology.
Section 17 INDEMNIFICATION
17.1 Indemnification.
(a) ATHERSYS will indemnify, defend and hold PFIZER and PFIZER’s Representative, harmless from any and all Losses (as defined below) incurred by any of them as a result of:
i. the breach of any covenant, warranty or representation made by ATHERSYS under this Agreement;
ii. the negligence, recklessness, or wilful misconduct of ATHERSYS or any of its Representatives; or
iii. any acts or omissions of ATHERSYS or any of its Representatives in connection with the research, development or commercialization of Licensed Products prior to or after the Effective Date or following termination in whole or in part of this Agreement and the reversion of the applicable rights hereunder to ATHERSYS in accordance with Section 16.3.
ATHERSYS shall only be obligated to so indemnify, defend and hold PFIZER and PFIZER’s Representatives harmless to the extent that such Losses do not arise from (i) the breach of any covenant, warranty, or representation made by PFIZER under this Agreement, or (ii) the negligence, recklessness or wilful misconduct of PFIZER or any of its Representatives.

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(b) PFIZER will indemnify, defend and hold ATHERSYS and ATHERSYS’ Representatives, harmless from any and all Losses incurred by any of them as a result of:
i. the breach of any covenant, warranty or representation made by PFIZER under this Agreement;
ii. the negligence, recklessness, or wilful misconduct of PFIZER or any of its Representatives; or
iii. any acts or omissions of PFIZER or any of its Representatives in connection with the research, development or commercialization of Licensed Products during the Term.
PFIZER shall only be obligated to so indemnify, defend and hold ATHERSYS and ATHERSYS’ Representatives harmless to the extent that such Losses do not arise from (i) the breach of any covenant, warranty or representation made by ATHERSYS under this Agreement or (ii) the negligence, recklessness or wilful misconduct of ATHERSYS or any of its Representatives.
17.2 Losses.
For purposes of this Agreement, “Losses” shall mean any and all costs, expenses, claims, losses, liabilities, damages, fines, royalties, governmental penalties or punitive damages, deficiencies, interest, settlement amounts, awards, and judgments, including any and all reasonable, out-of-pocket costs and expenses properly incurred as a result of a claim (including reasonable, out-of-pocket attorneys’ fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened), in each case, net of any tax benefit or insurance recovery received in connection with any of the foregoing.
17.3 Defense Procedures; Procedures for Third Party Claims.
In the event that any Third Party (in no event to include any Affiliate of any of the parties) asserts a claim with respect to any matter for which a party (the “Indemnified Party”) is entitled to indemnification hereunder (a “Third Party Claim”), then the Indemnified Party shall promptly notify the party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.
(a) Subject to PFIZER’s right to control the defense of actions described in Sections 11.7, 11.8 and 11.9 (even where ATHERSYS is the Indemnifying Party), the Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within ten (10) Business Days after receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Third Party Claim (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (i) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is sought, (ii) the Third Party Claim seeks solely monetary damages and (iii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim in full (the conditions set forth in clauses (i), (ii) and (iii) above are collectively referred to as the “Litigation Conditions”).

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(d) Within ten (10) Business Days after the Indemnifying Party has given notice to the Indemnified Party of its exercise of its right to defend a Third Party Claim, the Indemnified Party shall give notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the Indemnified Party reasonably so objects, the Indemnified Party shall continue to defend the Third Party Claim, at the expense of the Indemnifying Party, until such time as such objection is withdrawn. If no such notice is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled, at its sole cost and expense, to assume direction and control of such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. During such time as the Indemnifying Party is controlling the defense of such Third Party Claim, the Indemnified Party shall cooperate, and shall cause its Representatives to cooperate upon request of the Indemnifying Party, in the defense or prosecution of the Third Party Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnifying Party. In the event that the Indemnifying Party does not satisfy the Litigation Conditions or does not notify the Indemnified Party of the Indemnifying Party’s intent to defend any Third Party Claim within ten (10) Business Days after notice thereof, the Indemnified Party may (without further notice to the Indemnifying Party) undertake the defense thereof with counsel of its choice and at the Indemnifying Party’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the other Party is defending as provided in this Agreement.
(e) The Indemnifying Party shall not, without the prior consent of the Indemnified Party, enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief, but shall not have the right to settle such Third Party Claim to the extent such Third Party Claim involves monetary damages without the prior written consent of the Indemnifying Party. Each of the Indemnifying Party and the Indemnified Party shall not make any admission of liability in respect of any Third Party Claim without the prior consent of the other party, and the Indemnified Party shall use reasonable efforts to mitigate losses arising from the Third Party Claim.

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17.4 Disclaimer of Liability for Consequential Damages.
IN NO EVENT SHALL ANY PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUE, SUFFERED BY PFIZER, ATHERSYS OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, EXCEPT (A) TO THE EXTENT OF ANY SUCH DAMAGES PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, AND (B) FOR PURPOSES OF INDEMNIFICATION PURSUANT TO THIS SECTION 17, IN THE EVENT OF AN INTENTIONAL AND WILFUL BREACH IN BAD FAITH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT BY ATHERSYS OR PFIZER (AS THE CASE MAY BE) CONTAINED IN THIS AGREEMENT; PROVIDED THAT THIS SECTION SHALL NOT RELIEVE EITHER PARTY FROM ITS PAYMENT OBLIGATIONS UNDER THIS AGREEMENT. ADDITIONALLY, THE PARTIES ACKNOWLEDGE AND AGREE THAT, NOTWITHSTANDING THE DILIGENT EFFORTS OF THE PARTIES, THE ACTIVITIES TO BE CONDUCTED UNDER THE RESEARCH PROGRAM AND THE CLINICAL DEVELOPMENT PROGRAM ARE INHERENTLY UNCERTAIN, AND THAT THERE ARE NO ASSURANCES THAT A LICENSED PRODUCT WILL BE SUCCESSFULLY DEVELOPED AND COMMERCIALIZED.
17.5 SOLE REMEDY.
EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND EXCEPT FOR ANY EQUITABLE REMEDIES THAT MAY BE AVAILABLE TO A PARTY, INDEMNIFICATION PURSUANT TO THIS SECTION 17 SHALL BE THE SOLE AND EXCLUSIVE REMEDY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY) AVAILABLE TO ATHERSYS OR PFIZER FOR THE MATTERS COVERED THEREIN.
Section 18 GOVERNING LAW AND JURISDICTION
18.1 Governing Law.
This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to conflicts of law rules.
18.2 Jurisdiction.
With the exception of those matters referred for resolution by independent accountants under Section 10.5, in the event of any controversy, claim or counterclaim arising out of or relating to this Agreement, the parties shall first attempt to resolve such controversy or claim through good faith negotiations for a period of not less than thirty (30) days following notification of such controversy or claim to the other party. If such controversy or claim cannot be resolved by means of such negotiations during such period, then such controversy or claim shall be resolved by the United States District Court for the Southern District of New York or a local court sitting in New York, New York (collectively, the “Courts”). Each party (a) irrevocably submits to the exclusive jurisdiction in the Courts for purposes of any action, suit or other proceeding relating to or arising out of this Agreement and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such party.

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ATHERSYS hereby irrevocably designates, appoints and empowers its designated agent for service of process as registered with the State of Delaware, as its true and lawful agent and attorney-in-fact in its name, place and stead to receive and accept on its behalf service of process in any action, suit or proceeding in the Courts with respect to any matters as to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.
Section 19 MISCELLANEOUS.
19.1 Force Majeure.
Neither party hereto shall be liable to the other party for any losses or damages attributable to a default in or breach of this Agreement that is the result of war (whether declared or undeclared), acts of God, revolution, acts of terror, fire, earthquake, flood, pestilence, riot, enactment or change of Law (following the Effective Date), accident(s), labor trouble, or shortage of or inability to obtain material equipment or transport or any other cause beyond the reasonable control of such party; provided that if such a cause occurs, then the party affected will promptly notify the other party of the nature and likely result and duration (if known) of such cause and use commercially reasonable efforts to reduce the effect. If the event lasts for a period of longer than three (3) months, the parties shall meet and discuss appropriate remedial measures.
19.2 Severability.
If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; provided, however, the parties shall use their respective reasonable efforts to replace the invalid provisions in a manner that best accomplishes the original intentions of the parties.
19.3 Waivers.
Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party or parties waiving such term or condition. Neither the waiver by any party of any term or condition of this Agreement nor the failure on the part of any party, in one or more instances, to enforce any of the provisions of this Agreement or to exercise any right or privilege, shall be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

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19.4 Entire Agreements; Amendments.
This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all agreements or understandings, verbal or written, made between ATHERSYS and PFIZER before the date hereof with respect to the subject matter hereof, including the confidentiality agreement between the parties, dated [*]. All ATHERSYS Confidential Information disclosed to PFIZER prior to the Effective Date will be deemed to have been disclosed pursuant to this Agreement. None of the terms of this Agreement shall be amended, supplemented or modified except in writing signed by the parties.
19.5 Construction
Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “include”, “includes” and “including” are not limiting and mean include, includes and including, without limitation; (ii) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (iii) references to an agreement, statute or instrument mean such agreement, statute or instrument as from time to time amended, modified or supplemented; (iv) references to a person are also to its permitted successors and assigns; (v) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or any Exhibit or Schedule to, this Agreement unless otherwise indicated; (vi) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (vii) the word “any” shall mean “any and all” unless otherwise indicated by context.
19.6 Assignment.
Neither this Agreement nor any rights or obligations of either party to this Agreement may be assigned or otherwise transferred by either party without the consent of the other party; provided, however, either party may, without such consent, assign or otherwise transfer this Agreement, in whole or in part: (i) to any of its respective Affiliates, subject to Section 19.6(a) in the case of ATHERSYS; provided that such assigning or transferring party shall remain jointly and severally liable with such Affiliate in respect of all obligations so assigned; or (ii) to a Third Party where a party or its Affiliate is required, or makes a good faith determination based on advice of counsel, to divest any of the Licensed Products in order to comply with Law or the order of any Governmental Authority as a result of a merger or acquisition; or (iii) in connection with a Change of Control of ABT and/or AI (subject to Sections 12.1(e) and 16.1(c) thereafter).
(a) ATHERSYS and any Affiliate of ATHERSYS may sell, assign or otherwise transfer Athersys Patent Rights and/or Athersys Technology applicable to Licensed Products in the Field solely to any wholly-owned direct or indirect subsidiary of AI that (x) is and continues to be at all times incorporated and domiciled (including with respect to principal headquarters) in any state of the United States of America and (y) prior to any such sale, assignment or transfer to such person described in clause (x), has acknowledged and confirmed in writing to PFIZER, all in a manner reasonably acceptable to PFIZER, that, effective as of such sale, assignment or other transfer, such transferee shall be bound by this Agreement as if it were a party to it as and to the identical extent applicable to the transferor with respect to Athersys Patent Rights and Athersys Technology.
(b) Any purported assignment in violation of this Section 19.6 shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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19.7 Independent Contractor.
The relationship between ATHERSYS and PFIZER is that of independent contractors. ATHERSYS and PFIZER are not joint venturers, partners, principal and agent, employer and employee, and have no other relationship other than independent contracting parties. The parties’ obligations and rights in connection with the subject matter of this Agreement are solely and specifically as set forth in this Agreement, and the parties acknowledge and agree that neither party owes the other any fiduciary or similar duties or obligations by virtue of the relationship created by Agreement. Without limiting the foregoing, the parties also acknowledge and agree that if a court of competent jurisdiction or an arbitrator should determine that, notwithstanding the terms of this Section 19.7, that such fiduciary or similar duties or obligations exist, the parties hereby waive such duties and obligations and agree not to assert or rely upon such duties or obligations in connection with any dispute arising out of or relating to this Agreement.
19.8 Subcontracting.
ATHERSYS may subcontract any of its obligations under this Agreement, provided that it furnishes the JSC with advance written notice thereof specifying the work to be subcontracted, and with an opportunity to object to such subcontract for sound business reasons. Any dispute regarding ATHERSYS’s use of a subcontractor shall be referred to the JSC, and any corresponding JSC Dispute shall be resolved in accordance with Section 4.7. In any subcontract agreement with a Third Party, ATHERSYS shall ensure that (i) that Third Party subcontractor is bound by obligations of confidentiality no less stringent than those imposed on the parties under this Agreement, (ii) all inventions, copyrightable subject matter, discoveries or materials created, identified, conceived, reduced to practice or developed by the Third Party subcontractor in the scope of its, his or her engagement with a party in connection with the subcontract agreement, and in furtherance of the Research Program or the Clinical Development Program, are appropriately documented and disclosed promptly to ATHERSYS, (iii) all such inventions, copyrightable subject matter, discoveries or materials directly related to the Licensed Products shall be owned by ATHERSYS unless otherwise approved by the JSC, (iv) shall (w) grant to ATHERSYS or its representative a right to inspect the subcontractor’s relevant records and facilities; (x) require the subcontractor to be in good standing with all applicable Regulatory Authorities; (y) require the subcontractor to comply (as appropriate) with current good laboratory practices, current good manufacturing laboratory practices and applicable Laws; and (z) require that the subcontractor has no outstanding violations or citations that would or may impair the services or deliverables to be provided to ATHERSYS by such subcontractor.
19.9 Notices.
Each communication and document made or delivered by one party to another under this Agreement shall be made in the English language. All notices, consents, approvals, requests or other communications required hereunder given by one party to the other hereunder shall be in writing and made by registered or certified air mail, facsimile, express overnight courier or delivered personally to the following addresses of the respective parties:

If to ATHERSYS:	Athersys Inc. 3201 Carnegie Avenue Cleveland, Ohio 44115 Attention: President Facsimile: +1-216-361-9495

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with a copy to:
Thomas A Briggs Jones Day 12265 El Camino Real, Suite 200 San Diego, CA 92130 Facsimile: +1 858-314-1200
If to Pfizer:	Pfizer Global R&D Headquarters
50 Pequot Avenue
New London, CT 06320
Attn: Head of Research, PGRD

Copy to: General Counsel, Pharma Therapeutics (PhTx)
Pfizer Inc.
235 East 42nd Street
New York NY USA 10017
Facsimile [*]

Invoices should be sent to the attention of [*] (or the Finance Lead, Pfizer Regenerative Medicine) at the following address:

[*] (or her designate)
Pfizer Ltd Finance
Ramsgate Road
Sandwich
Kent
CT13 9NJ
Great Britain
And electronically to:
[*]
Notices hereunder shall be deemed to be effective (a) upon receipt if personally delivered, (b) on the tenth (10th) Business Day following the date of mailing if sent by registered or certified air mail; (c) on the second (2nd) Business Day following the date of transmission or delivery to the overnight courier if sent by facsimile or overnight courier. A party may change its address listed above by sending notice to the other party in accordance with this Section 19.9.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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19.10 Third Party Beneficiaries
None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either party. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either party.
19.11 Binding Effect.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.
19.12 Counterparts.
This Agreement may be executed in any two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
19.13 Headings.
Headings in this Agreement are included herein for ease of reference only and shall have no legal effect. References to the parties, Sections, Schedules, and Exhibits are to the parties, Sections, Schedules and Exhibits to and of this Agreement unless otherwise specified.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized officers upon the date set out below.

ATHERSYS			PFIZER

ATHERSYS INC			PFIZER INC.

By:	/s/ Gil Van Bokkelen		By:	/s/ Polly A. Murphy

	Name:	Gil Van Bokkelen		Name:	Polly A. Murphy
	Title:	Chairman & CEO		Title:	Vice President
Worldwide Business Development

ABT HOLDING COMPANY

By:	/s/ William O. Lehmann

	Name:	William O. Lehmann
	Title:	President

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Schedule 1.8
ATHERSYS PATENT RIGHTS
[*]

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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Schedule 1.14

CLINICAL DEVELOPMENT PLAN(S)
[*]

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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Schedule 1.45

MATERIAL TRANSFER AGREEMENT FOR CONDUCT
OF THE RESEARCH PLAN
Whereas, PFIZER INC, a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017 (“Pfizer”), and ATHERSYS INC, a Ohio corporation with offices located at 3201 Carnegie Avenue, Cleveland, Ohio 44115 (“AI”), ABT HOLDING COMPANY, a Delaware corporation and having a offices located at 3201 Carnegie Avenue, Cleveland, Ohio 44115 (“ABT”), together referred to in this Agreement as (“Athersys”) have entered into a COLLABORATION AND LICENSE AGREEMENT as of December 18, 2009 (the “Agreement”); and
Whereas, Pfizer and Athersys have agreed, in accordance with the provisions of the Agreement, including Section 2.9 thereto, to exchange and provide to one another samples of biochemical, biological or synthetic chemical materials, other than clinical materials, and any documents and information relating to the same for the purposes of progressing the Research Plan (“Materials”).
Now, in consideration of the foregoing and the covenants and promises contained in the Agreement, and in this Material Transfer Agreement (the “MTA”), the parties agree to the following terms and conditions for the disclosure, control, use and protection of the Materials:
1.	This MTA is effective of even date with the Agreement between the parties.
2.	If there is any conflict between the terms of this MTA and the Agreement, the terms of the Agreement will dominate. Unless specifically defined otherwise herein, any defined term used in this MTA will have the meaning defined within the Agreement.
3.	Either Athersys or Pfizer (a “Provider”) may deliver or have delivered to the other party (a “Recipient”) Materials.
4.	The Provider warrants to Recipient that Provider has the right to deliver to Recipient the Materials. Provider hereby grants to Recipient and its Affiliates a license in accordance with Section 7 of the Agreement to use the Materials, in each case solely for the purpose of performing the Recipient’s obligations under the Research Plan.
5.	Recipient accepts that Provider will have no responsibility for any injury (including injury resulting in death, damage or loss related to the handling, use, making, manufacturing, storage or disposal of the Materials. Recipient will hold harmless, indemnify and defend the Provider, its Affiliates, licensees, officers, directors, employees, consultants, contractors, sub-licensees and agents from and against any and all liabilities, claims, demands, damages, losses and expenses, including reasonable attorneys’ fees and witness fees and costs, arising from or relating to the use, storage or disposal of the Materials by, through or on behalf of Recipient except to the extent caused by the negligence, recklessness or wilful misconduct of the Recipient.

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6.	Recipient will only allow those trained in handling similar materials in their assigned job functions to handle Materials. Recipient assumes all responsibilities and risks in connection with the handling, use, making, manufacturing, storage or disposal of Materials, and Recipient shall comply with all applicable Laws, codes of practice, directions, guidance, permits, licenses and authorisations concerning health and safety, human tissue, clinical trials and environmental procedures, protocols and systems in connection with such activities.
7.	Recipient understands and accepts that Materials have not been approved for human use and agrees that Materials will not be administered to humans in any manner or form.
8.	MATERIALS ARE EXPERIMENTAL IN NATURE AND ARE PROVIDED “AS IS” WITHOUT WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTY OF MERCHANTABILITY, FITNESS FOR PURPOSE AND WARRANTY OF NON-INFRINGEMENT OF ANY PROPRIETARY RIGHT OF A THIRD PARTY. PROVIDED THAT NOTHING IN THIS SECTION 8 REMOVES, QUALIFIES OR ALTERS ANY WARRANTIES GIVEN IN THE AGREEMENT.
9.	Recipient will fully and promptly disclose any improvements and inventions arising from the use of the Materials in accordance with the Agreement. Inventions made from the Materials will be handled in accordance with the Agreement.
10.	The results, and the rights and use of any intellectual property rights and any ownership rights from use of results obtained with Materials will be governed by the Agreement.
11.	The provision of any Materials will not alter any ownership or licensed rights Provider may have obtained in or for the Materials or rights Provider has obtained to control the Materials. Recipient undertakes that Materials will not be sold, transferred or otherwise distributed to any third party or any employee or agent of Recipient who is not under Recipient’s or its Affiliate’s direct supervision or subject to a written contract with Recipient or its Affiliate.
12.	Recipient undertakes that it will not attempt to reverse engineer, characterize, or ascertain the chemical structure, genomic structure or other make-up of Materials, and agrees not to make derivatives of, or perform experiments to determine the identity of, any of Materials except as agreed to by the parties under the Research Plan.
13.	Within thirty (30) days of written notice by Provider, Recipient will as directed by Provider (a) return to Provider any remaining portion of Material or (b) destroy and properly dispose of any remaining portion of Material in accordance with all applicable laws, regulations, codes of practice and guidelines and certify in writing that it has done so.
14.	If any part of this MTA is found by a court to be invalid or unenforceable, it will be deemed modified to the extent necessary to allow enforcement, and all other portions of this MTA not so modified will remain in full force and effect.

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15.	This MTA shall b governed by and construed in accordance with the substantive laws of the State of New York, without regard to conflicts of law rules.
16.	This MTA may be executed in any two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
17.	In the event of any controversy, claim or counterclaim arising out of or relating to this MTA, the parties shall first attempt to resolve such controversy or claim through good faith negotiations for a period of not less than thirty (30) days following notification of such controversy or claim to the other party. If such controversy or claim cannot be resolved by means of such negotiations during such period, then such controversy or claim shall be resolved by the United States District Court for the Southern District of New York or a local court sitting in New York, New York (collectively, the “Courts”). Each party (a) irrevocably submits to the exclusive jurisdiction in the Courts for purposes of any action, suit or other proceeding relating to or arising out of this Agreement and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such party. Athersys hereby irrevocably designates, appoints and empowers its designated agent for service of process as registered with the State of Delaware, as its true and lawful agent and attorney-in-fact in its name, place and stead to receive and accept on its behalf service of process in any action, suit or proceeding in the Courts with respect to any matters as to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.
IN WITNESS WHEREOF, and intending to be bound, the parties have caused this Agreement to be executed personally or by their duly authorized representatives, to be effective as of the Effective Date:

Pfizer Inc.:		ABT Holding Company

By:		By:

	Name:		Name:
	Title:		Title:

ATHERSYS INC.

By:

Name:
Title:

CONFIDENTIAL
Schedule 1.70

RESEARCH PLAN(S)
[*]

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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Schedule 1.82

THIRD PARTY LICENSES APPLICABLE TO ENTIRE AGREEMENT
[*]

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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Schedule 1.83

ATHERSYS PATENT RIGHTS FOR THE PURPOSES OF THE ROAYLTY TERM
[*]

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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Schedule 2.7
MULTISTEM CELLS REPOSITORY AND RELEASE CONDITIONS
1. CELL REPOSITORY OBLIGATIONS
1.1 ATHERSYS shall provide or procure that its Third Party manufacturer shall provide, to PFIZER or its designated Third Party manufacturer and keep up to date a complete manufacturing dossier, including all specifications, SOPs, testing reports, and other information and materials which PFIZER would require to manufacture Clinical Development Candidates and Licensed Products in the Field to the required manufacturing standards.
1.2 PFIZER shall or procure that its Affiliates or Third Party contractor shall maintain the MultiStem cells transferred to it pursuant to Section 2.7 and all related information and documentation, including the manufacturing dossier referred to in paragraph 1.1 above, in accordance with all specifications notified to it by ATHERSYS and in a secure and suitably controlled environment, using security measures at least comparable to those PFIZER uses for its own similar highly confidential biological and pharmaceutical materials and otherwise reasonably under the circumstances.
1.3 In the event that the MultiStem cell repository held by or on behalf of PFIZER is lost, damaged or destroyed, ATHERSYS shall provide promptly to PFIZER, at PFIZER’s cost, replacement MultiStem cells of the type described in Section 2.7 of this Agreement.
1.4 ATHERSYS shall keep up to date the MultiStem Regulatory File provided to PFIZER pursuant to Section 2.7 of this Agreement.
2. RELEASE CONDITIONS
2.1 [*]
2.2 Following the occurrence of a Release Condition:
[*]; and
[*]; and

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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2.2.3 ATHERSYS shall, and shall procure that its Third Party manufacturer shall, co-operate with and assist, at PFIZER’s expense, PFIZER (pursuant to which PFIZER shall be entitled to contact such Third Party manufacturer directly and share Athersys Confidential Information with such Third Party) in exercising its rights to manufacture or have made the applicable Clinical Development Candidate or Licensed Product to ensure a smooth transition of the manufacture of such Clinical Development Candidate or Licensed Product.
2.3 If at any time after PFIZER has exercised its right to manufacture or have made in accordance with this Schedule, [*].

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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Schedule 3.2 (c)

CO-DEVELOPMENT COSTS AND PROFITS SHARING
1. “Clinical Development Costs” means, with respect to any Pfizer Quarter, the aggregate of all costs incurred in performing the activities under a Clinical Development Plan (including clinical Manufacturing Costs) for a Licensed Product, excluding corporate overhead.
(a) out-of-pocket costs and expenses incurred internally or to a Third Party in connection with all development activities performed in accordance with a Clinical Development Plan, including personnel costs, study costs, clinical supply costs, costs in connection with regulatory submissions, and costs for process development of the manufacturing process for the Licensed Product;
(b) Manufacturing Costs of products for clinical trials;
(c) such other out-of-pocket costs and expenses as the parties may agree upon in writing from time to time; and
(d) a reasonable allocation of indirect costs associated with such direct costs not to exceed [*] per cent ([*%]) thereof.
2. In the event that ATHERSYS elects to co-develop a Licensed Product pursuant to Section 3.2, Clinical Development Costs will be split [*%] for ATHERSYS and [*%] for PFIZER according to the following procedure:
(a) Within fifteen (15) days following the end of each PFIZER Quarter, ATHERSYS shall submit to PFIZER a written report setting forth in reasonable detail all Clinical Development Costs incurred by ATHERSYS, if any, for the immediately preceding Pfizer Quarter.
(b) Within thirty (30) days following the end of each PFIZER Quarter, PFIZER shall submit to ATHERSYS a written report setting forth in reasonable detail its estimate of all Clinical Development Costs incurred by PFIZER, if any, for the immediately preceding Pfizer Quarter.
(c) Within forty five (45) days following the end of each PFIZER Quarter, PFIZER shall submit to ATHERSYS a written report setting forth the final calculation of the total Clinical Development Costs for that Pfizer Quarter and the net amount to be paid by ATHERSYS and PFIZER.
The net amount payable by a party shall be paid by PFIZER or ATHERSYS, as the case may be, to the other party within fifteen (15) Business Days after receipt of such written report, without regard to any dispute as to the amount to be paid thereunder.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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3. If clinical development of the Licensed Product for the Field is successful, then ATHERSYS and PFIZER shall split the Manufacturing and Commercialization Costs and Profits from commercialization of the Licensed Product, [*%] for Athersys and [*%] for PFIZER as follows:
(a) “Profits” shall mean an amount calculated as follows:
Profits = Net Sales minus (Clinical Development Costs plus Manufacturing Costs plus Commercialization Costs).
(b) “Commercialization Costs” means, with respect to the Licensed Product for the Field, the following costs to the extent such costs are actually incurred, accounted for in accordance with U.S. GAAP as consistently applied by the entity incurring such costs, attributable to the marketing or sales of Licensed Product:
(i) direct costs that are exclusively incurred for (as opposed to allocated to) obtaining and maintaining Regulatory Approvals, marketing, promotion, sales and distribution of Licensed Product, including advertising and promotion expenses, such as for example, promotional material and goods, print production/reprints, advertising agency fees, costs of key opinion leaders, advertising space, direct mail, trade show expenses and free samples, conduct of Phase IV clinical studies, conduct of primary and secondary market research, sales commissions and salaries, and distribution costs;
(ii) costs relating to the packaging, labelling and release of the Licensed Product (to the extent not included in Manufacturing Costs), warehouse, distribution and delivery of the Licensed Product and conduct of recalls of the Licensed Product;
(iii) the amounts payable (if any) pursuant to Section 11.6;
(iv) any litigation costs incurred in respect of Third Party infringement of the Licensed Product in the Field or any other legal or administrative action in connection with the Field involving an Athersys Patent Right, Athersys Technology or Pfizer Combination Product IPR or Trademark;
(v) such other out-of-pocket costs and expenses as the parties may agree upon in writing from time to time; and
(vi) a reasonable allocation of indirect costs associated with the foregoing direct costs, not to exceed [*] per cent ([*%]) of such direct costs.
(c) The parties’ respective Clinical Development Costs, Manufacturing and Commercialization Costs will be covered with proceeds from Net Sales. Profits from Net Sales shall be shared by the parties, based on the [*:*] Athersys: Pfizer split, adjusted for disproportionate cost sharing, as illustrated with the following conceptual example, which assumes that all Clinical Development Costs have been fully recovered by that Pfizer Quarter:

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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Actual Net Sales in a Pfizer Quarter 100

	Athersys	Pfizer	Total
Actual Costs
Manufacturing	[*]	[*]	[*]
Commercialization	[*]	[*]	[*]
Total Costs	[*]	[*]	[*]

Allocation %	[*%]	[*%]	[*%]
Allocated Costs	[*]	[*]	[*]

Allocated Profit Share	[*]	[*]	[*]
Adjustment to Profit Share	[*]	[*]	[*]
Actual Profit Share	[*]	[*]	[*]
(d) Within fifteen (15) days following the end of each Pfizer Quarter, ATHERSYS shall submit to PFIZER a written report setting forth in reasonable detail all Clinical Development Costs, Manufacturing Costs and Commercialization Costs incurred by ATHERSYS, if any, for the immediately preceding Pfizer Quarter.
(e) Within thirty (30) days following the end of each Pfizer Quarter, PFIZER shall submit to ATHERSYS a written report setting forth in reasonable detail its estimate of ATHERSYS’ share of Profits (if any), separately for each Licensed Product that is the subject of Profit sharing hereunder, the following information on a country by country basis for the immediately preceding Pfizer Quarter:
(i) Gross Sales;
(ii) Net Sales;
(iii) Clinical Development Costs;
(iv) Manufacturing Costs;
(v) Commercialization Costs;
(vi) Profits;
(vii) The share of Profits earned by ATHERSYS for such quarter (including applicable adjustments for cost sharing) provided that if Profits are negative for such quarter, then ATHERSYS’ share of such negative amount shall be accrued and applied by PFIZER as an offset against future ATHERSYS Profits for a Pfizer Quarter in which Profits are positive until such negative amount has been fully recovered;
(viii) Any offset being applied due to one or more previous Pfizer Quarters with negative Profits; and

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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(ix) The amount being paid to ATHERSYS or, if ATHERSYS’ running balance of Profits remains negative after the foregoing calculations, the current value of such negative amount.
(f) Within forty five (45) days following the end of each Pfizer Quarter, PFIZER shall submit to ATHERSYS a written report setting forth the final calculation of the amounts in paragraph 3(e) of this Schedule 3.2(c) and the Profits or negative amounts to be paid or allocated (as applicable) to ATHERSYS. The net amount payable to ATHERSYS shall be paid by PFIZER within fifteen (15) Business Days after delivery of such written report, without regard to any dispute as to the amount to be paid thereunder.

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Schedule 5.5

JSC RESPONSIBILITIES
In addition to its general responsibility to oversee and coordinate the activities of the parties in connection with the Research Plans, Clinical Development Plans and this Agreement, the JSC shall in particular:
(a)	monitor the progress made by the parties in connection with the Research Program(s) in a manner consistent with the corresponding Research Plans and this Agreement, including reports prepared for the committee, the activities and resource and personnel commitments of the parties;
(b)	seeking management approval of each party for any subcontracts or sublicenses to Third Parties for the conduct of any material activities under a Research Plan or Clinical Development Plan and monitoring the performance of such Third Parties, including monitoring compliance, reviewing reports prepared by or for a party, evaluating and reporting to management any intellectual property resulting from such Third Party agreements and ensuring that the appropriate party obtains rights to any such intellectual property pursuant to Section 11;
(c)	monitoring and seeking management approval for the grant of material transfer agreements between ATHERSYS and Third Parties in respect of the conduct of any research in the Field;
(d)	designate Clinical Development Candidate(s) in accordance with criteria determined by the JSC;
(e)	monitor the progress made, and direct the activities to be undertaken, by the parties in connection with the Clinical Development Programs in a manner consistent with the corresponding Clinical Development Plans and this Agreement;
(f)	review, modify as it deems appropriate, and recommend, as necessary from time-to-time, the Clinical Development Plan(s);
(g)	review, and recommended for both parties’ management approval, publications emanating from the Research Plan activities;
(h)	oversee and, whenever practicable, expedite the implementation of each Research Plan and each Clinical Development Plan,;
(i)	create and update a risk analysis plan (where appropriate);
(j)	designate a head of the Manufacturing Committee;
(1)	assure the manufacturing dossier referred to in Schedule 2.7 is kept up to date and in particular the availability of appropriate SOPs and knowhow to allow transfer of manufacturing, if required, to maintain Pfizer’s Commercially Reasonable diligence in maintaining clinical or product supply;

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(2)	assure review and update requisite master cell bank(s) and feeder cell lines needed to allow maintenance of manufacturing and transfer of manufacturing, if needed;
(3)	monitor third party supply arrangements and as appropriate, observe third party manufacturing and monitoring;
(k)	clarify or adjust the tasks of the respective parties under the Research Plans and Clinical Development Plans, in a manner consistent with this Agreement;
(l)	ensure adequate resources are assigned by each party for research planning, project management and personnel and other resource management related to the Research and Clinical Development Plans in a manner consistent with this Agreement;
(m)	create, review, modify as it deems appropriate, and recommend an annual budget corresponding to each Clinical Development Plan, in a manner consistent with this Agreement;
(n)	reasonably determine or adjust milestones and progress related to the Clinical Development Plans;
(o)	recommend whether or not, and to what extent, research or development studies, beyond those identified in an existing Research Plan or Clinical Development Plan, should be conducted;
(p)	recommend whether a Clinical Development Candidate should either be advanced to the next phase of development or commercialization, as applicable, or be terminated by the parties;
(q)	seek management approval in respect of all public announcements;
(r)	evaluation, review and comment on draft publications, abstracts, manuscripts and presentations relevant to the Field; and
(s)	such other responsibilities as are expressly set forth elsewhere in the Agreement or as are assigned to it as mutually agreed upon by the parties.

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Schedule 7.5

LIST OF STAND-BY LICENCES
1. Stand-By License Agreement, by and among Regents of the University of Minnesota, ABT Holding Company, and Pfizer Inc., dated as of December 18, 2009.

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Schedule 12.3

FORM OF PRESS RELEASE
Athersys Enters into Global Agreement with Pfizer to Develop and Market MultiStem® for the Treatment of Inflammatory Bowel Disease
—Athersys to Host Conference Call Today at 11:00 AM EST to Discuss Stem Cell Partnership—
CLEVELAND OH December 21, 2009 (BUSINESS WIRE) —Athersys, Inc. (NASDAQ: ATHX) announced today that it has entered into an agreement with Pfizer Inc. (PFE) to develop and commercialize MultiStem® for the treatment of Inflammatory Bowel Disease (“IBD”). MultiStem is an investigational stem cell therapy currently in development by Athersys for several other conditions, including acute myocardial infarction, bone marrow transplant support, and ischemic stroke.
Under the terms of the agreement, Athersys will receive an up-front cash payment of $6 million from Pfizer, as well as research funding and support during the initial phase of the collaboration. In addition, Athersys is also eligible to receive milestone payments of up to $105 million upon the successful achievement of certain development, regulatory and commercial milestones. Pfizer will have responsibility for development, regulatory and commercialization and will pay Athersys tiered royalties on worldwide commercial sales of MultiStem IBD products. Alternatively, in lieu of royalties and certain commercialization milestones, Athersys may elect to co-develop with Pfizer and the parties will share development and commercialization expenses and profits/losses on an agreed basis beginning at phase III clinical development.
Inflammatory Bowel Disease is a group of inflammatory and autoimmune conditions that affect the colon and small intestine, typically resulting in severe abdominal pain, weight loss, vomiting and diarrhea. The most common forms of the disease include Ulcerative Colitis and Crohn’s disease, which are estimated to affect more than two million people in the U.S., major European countries and Japan. Chronic IBD can be a severely debilitating condition, and advanced cases may require surgery to remove the affected region of the bowel, and may also require temporary or permanent colostomy or iliostomy. In many cases, surgery does not achieve a permanent cure, and patients suffer a return of the disease.
“Pfizer is committed to the development of new medicines that have the potential to fundamentally improve the quality of clinical care in areas of need. We are delighted to work with Athersys to develop MultiStem for inflammatory bowel disease,” said Dr. Ruth McKernan, Head of Pfizer Regenerative Medicine. “This is an innovative new area and our collaboration with Athersys represents a cornerstone of Pfizer’s stem cell and regenerative medicine strategy.”

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“We have been systematically evaluating potential partnering opportunities in multiple areas, and we believe that Pfizer represents the ideal partner for this program,” said Dr. Gil Van Bokkelen, Chairman and Chief Executive Officer at Athersys. “Their longstanding global leadership in development and commercialization of new medicines, focus on best-in-class therapies, and their growing commitment to regenerative medicine provide a great foundation for working together.”
About MultiStem
MultiStem is a patented and proprietary cell therapy product consisting of a special class of stem cells that are obtained from the bone marrow of healthy, consenting adult donors, and which have the demonstrated ability to produce a range of factors, as well as form multiple cell types. MultiStem appears to promote tissue repair and healing in multiple ways, such as through the production of multiple therapeutic factors produced in response to signals of inflammation and tissue damage. Athersys believes that MultiStem represents a unique “off-the-shelf” stem cell product based on the apparent ability to deliver multiple mechanisms of therapeutic benefit, administration of the product without tissue matching or immunosuppression, and its capacity for large scale production. Athersys maintain rights to develop and commercialize MultiStem for areas outside of the Pfizer collaboration. In 2008 Athersys was awarded the Frost & Sullivan North American Product Innovation of the Year Award for MultiStem, which cited the product as having best-in-class potential among stem cell and regenerative medicine technologies.
Conference Call Information
Athersys will hold a conference call today at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) to discuss this announcement. To participate in the conference call, please call [Insert Dial-up information]. In addition, this call is being Webcast and can be accessed at Athersys’s website at www.Athersys.com.
About Athersys, Inc.
Athersys is a clinical stage biopharmaceutical company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The company is developing MultiStem, a patented, adult-derived “off-the-shelf” stem cell product platform for multiple disease indications, including damage caused by myocardial infarction, bone marrow transplantation and oncology treatment support, ischemic stroke and other indications. The company is also developing a portfolio of other therapeutic programs, including orally active pharmaceutical product candidates for the treatment of metabolic and central nervous system disorders, utilizing proprietary technologies, including Random Activation of Gene Expression (RAGE®).

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Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, including the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem for the treatment of Inflammatory Bowel Disease or other indications. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

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Schedule 12.4

REDACTED AGREEMENT
The Redacted Agreement approved by the parties in accordance with this Agreement shall be attached hereto

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Schedule 14.2
[*]

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.